6

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM SB-2/A
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                 AMENDMENT NO. 1

                                 XENICENT, INC.
                 (NAME OF SMALL BUSINESS ISSUER IN OUR CHARTER)

                                 North Carolina
     STATE  OR  OTHER  JURISDICTION  OF  INCORPORATION  OR  ORGANIZATION)

                       6552                                 36-4349865
         (PRIMARY STANDARD INDUSTRIAL                  (I.R.S. EMPLOYER
                 CLASSIFICATION CODE NUMBER) IDENTIFICATION NO.)

             10712 Old Wayside Rd., Charlotte, North Carolina 28277
                                 (704) 341-4444
          (ADDRESS AND TELEPHONE NUMBER OF PRINCIPAL EXECUTIVE OFFICES)

                                  Duane Bennett
             10712 Old Wayside Rd., Charlotte, North Carolina 28277
                                 (704) 341-4444
               (NAME, ADDRESS AND TELEPHONE OF AGENT FOR SERVICE)

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
 As soon as practicable after the effective date of this registration statement.

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act of 1933 registration number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                     CALCULATION OF REGISTRATION FEE (1)(2)

Proposed  Maximum  Aggregate  Offering  Price  (1)               $6,249
Total  Registration  Fee                                         $1.65

(1)     Estimated  solely  for  the purpose of calculating the registration fee.
(2) Selling Shareholders hold all of the shares, which we are registering. These shares will be sold at prevailing market prices.

The information in this prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

We hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until we shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a) may determine.

                 SUBJECT TO COMPLETION, DATED FEBRUARY 26, 2001

                                 XENICENT, INC.

                         832,000 shares of Common Stock

Our  current  shareholders  are  offering  832,000  shares  of our common stock.

Our common stock is not listed on any national securities exchange or the NASDAQ stock market.

The selling security holders may offer their shares at any negotiated price. We will pay all expenses of registering the securities.

THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK AND SHOULD BE CONSIDERED ONLY BY PERSONS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. SEE "RISK FACTORS" BEGINNING ON PAGE 8.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The information in this prospectus is not complete and may be changed. Our selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

          The date of this preliminary prospectus is February 26, 2001

                                TABLE OF CONTENTS
   Part I - Prospectus Information                                        Page

1.     Front  Cover  Page  of  Prospectus                                    1
2.     Inside  Front  and  Outside  Back  Cover  Pages  of  Prospectus       2
3.     Summary  Information     7
     Risk  Factors     9
- Because we have only a limited operating history, you will have no ability to evaluate our business prospects and strategies.
- If we are unsuccessful in obtaining material contracts we will be unable to develop our operations.
- Because our financial condition is poor we may be unable to adequately develop our operations and our losses may accumulate.
- Our management lacks relevant experience in our real estate development activities; if we fail to obtain the services of third party professionals, our projects may be unprofitable and negatively affect the value of your investment.
- Our management has a history of financial failure that may be an indication of our future financial results and the value of your investment in our common stock being negatively affected.
- We do not have any properties that we are presently considering or negotiating to purchase; accordingly, you will be unable to evaluate our specific real estate investments or properties, including the economic merits of any real estate purchases or sales or development that we consider or undertake.
- Our operations may involve substantial delays in our land investment or development.
- Our real estate business involves highly leveraged real estate investments that subject us to debt risks and forfeiture of our properties.
- Our real estate projects will be subject to various risks that may cause substantial delays in our real estate development or lead to substantial losses

-     We are subject to regulations that may lead to increased regulation costs.

- If our common stock becomes tradable on the Over-the-Counter Bulletin Board, sales of our common stock by selling shareholders could affect the level of public interest in our common stock as well as its value.
- There is no trading market for our shares of common stock and you may be unable to sell your investment quickly or at all.
- Because our stock is considered a penny stock any investment in our stock is considered to be a high risk investment and is subject to restrictions on marketability.
- Our reliance upon third parties to execute our business plan may lead to conflicts of interest and/or negatively impact upon our operations.
- Our lack of an established brand name could negatively impact our ability to effectively compete in the real estate market.
- We have substantial near-term capital needs; we may be unable to obtain the additional funding needed to enable us to operate profitably in the future.
- Because our management has limited experience in selecting real estate for development and resale, we may purchase a property that is economically unsuitable and/or requires extensive preparation for resale.
- Our principal stockholders control our business affairs in which case you will have little or no participation in our business affairs.
-     If  we lose the services of our president, our business may be impaired.
- We do not have any plans to hire additional personnel which may cause substantial delays in our operations.
- Our operations are subject to possible conflicts of interest that may negatively impact upon your ability to make a profit from this investment.
- We face intense competition which puts us at a competitive disadvantage; if we are unable to overcome these competitive disadvantages we may never come profitable.
-     We  have  never  paid  dividends  and  you  may  never receive dividends.

4.     Use  of  Proceeds                                                      18
5.     Determination  of  Offering  Price                                     18
6.     Dilution                                                               18
7.     Selling  Security  Holders                                             19
8.     Plan  of  Distribution                                                 21
9.     Legal  Proceedings                                                     22
10.     Directors, Executive Officers, Promoters and Control Management       23
11.     Security  Ownership  of Certain Beneficial Owners and Management      24
12.     Description  of  Securities                                           26
13.     Experts                                                               27
14.     Disclosure  of  Commission  Position  on  Indemnification
        for  Securities  Act  Liabilities                                     27
15.     Transactions  Within  Last  Five  Years                               27
16.     Description  of  Business                                             29
17.     Management's  Discussion  and  Analysis  or  Plan  of  Operation      57
18.     Description  of  Property                                             68
19.     Certain  Relationships  and  Related  Transactions                    68
20.     Market  for  Common  Equity  and  Related  Stockholder  Matters       69
21      Executive  Compensation                                               71
22.     Financial  Statements                                                 72
23.     Changes  in  and  Disagreements  with  Accountants  on  Accounting
        and  Financial  Disclosure                                            88

Part  II  -  Information  Not  Required  in  Prospectus

24.     Indemnification                                                       89
25.     Other  Expenses  of  Issuance  and  Distribution                      89
26.     Recent  Sales  of  Unregistered  Securities                           89
27.     Exhibits                                                              90
28.     Undertakings                                                          90

ITEM  3.     SUMMARY  INFORMATION  AND  RISK  FACTORS

                               PROSPECTUS SUMMARY
THIS PROSPECTUS CONTAINS STATEMENTS ABOUT OUR FUTURE BUSINESS OPERATIONS THAT INVOLVE RISKS AND UNCERTAINTIES. OUR ACTUAL RESULTS COULD DIFFER SIGNIFICANTLY FROM OUR ANTICIPATED FUTURE OPERATIONS, AS A RESULT OF MANY FACTORS, INCLUDING THOSE IDENTIFIED IN THE "RISK FACTORS" BEGINNING ON PAGE 9. THIS PROSPECTUS SUMMARY IS LIMITED TO HIGHLIGHTING THE MOST SIGNIFICANT ASPECTS OF THIS OFFERING. YOU SHOULD CAREFULLY READ ALL INFORMATION IN THE PROSPECTUS, INCLUDING THE FINANCIAL STATEMENTS AND THEIR EXPLANATORY NOTES, PRIOR TO MAKING AN INVESTMENT DECISION.

OUR  COMPANY.
     We were incorporated in North Carolina on July 20, 1996 to engage in the business of real estate development. We changed our name to Xenicent, Inc. on November 8, 2000. We are currently engaged and plan to continue in the real estate development and real estate consulting business. Our executive offices are currently located at the residence of our President, Mr. Duane Bennett, at 10712 Old Wayside Rd. Charlotte, North Carolina 28277. Our telephone number is (704) 341-4444. We are authorized to issue common and preferred stock. Our total authorized common stock consists of 50,000,000 shares, with a par value of $.001 per share, of which 8,832,000 shares are issued and outstanding. Our total authorized preferred stock consists of 5,000,000 shares, with a par value of $.001 per share, of which no shares are issued and outstanding.

OUR  BUSINESS.
     Since our inception, we have been in the business of real estate development and real estate sales. We have also attempted to provide consulting services to construction contractors and real estate investors in and around the Charlotte, North Carolina area; however, to date, we have entered into only one consulting agreement during February 1999 with Humprey and Associates, LLC based out of Charlotte, North Carolina. We provided real estate consulting services to Humprey and Associates in accordance with a verbal agreement and received consulting fees of $125,000 for our services. Currently, we have no consulting contracts. Our current business plan also includes the purchase of tracts of land suitable for residential or commercial development and then subdividing those land tracts and attempting to resell them at a profit. To date, we have acquired only one 88-acre tract of land that we acquired on or about February 13, 1998. We subdivided the 88 acre land tract into a 67 acre and 19 parcel we sold to Landcraft Properties, Inc. of Charlotte, North Carolina in February 1998 and November 1999, respectively and a 1.5 acre land tract with a private home that was sold to a private homeowner in March 2000. Our gross profit on these transactions was $245,717. We have no remaining land inventory to sell and we have not identified any tracts of land for potential acquisition and sub-development. There are no assurances that we will be able to obtain applicable zoning and/or environmental permits necessary to make such development possible or economically feasible. In addition, there are no assurances that we will have sufficient funds available to purchase any tracts of land or to implement our business plan. We have not developed any marketing plans pertaining to our land development, real estate sales or real estate consulting business.
THE  OFFERING.
     As of February 26, 2001, we had 8,832,000 shares of our common stock outstanding and no shares of our preferred stock outstanding. This offering is comprised of securities offered by selling security holders only. Although we have agreed to pay all offering expenses, we will not receive any proceeds from the sale of the securities. We anticipate offering expenses of approximately $40,000.

                         FINANCIAL SUMMARY INFORMATION.

Because this is only a financial summary, it does not contain all the financial information that may be important to you. You should also read carefully all the information in this prospectus, including the financial statements and their explanatory notes.



                                           For the eleven months ended    For the eleven months ended
Statements of Operations (Unaudited). . .  November 30, 2000              November 30, 2000
-----------------------------------------  -----------------------------  ---------------------------
Revenues. . . . . . . . . . . . . . . . .  $                    322,974   $                   126,933
-----------------------------------------  -----------------------------  ---------------------------
Cost of Sales . . . . . . . . . . . . . .  $                    227,174   $                     2,210
-----------------------------------------  -----------------------------  ---------------------------
Gross profit. . . . . . . . . . . . . . .  $                     95,800   $                   124,723
-----------------------------------------  -----------------------------  ---------------------------
Operating expenses. . . . . . . . . . . .  $                    241,781   $                    53,390
-----------------------------------------  -----------------------------  ---------------------------
Income (loss) from operations . . . . . .                     ($145,981)  $                    71,333
-----------------------------------------  -----------------------------  ---------------------------
Other expense, net. . . . . . . . . . . .  $                      1,329   $                     7,610
-----------------------------------------  -----------------------------  ---------------------------
Net income (loss) . . . . . . . . . . . .                     ($147,310)  $                    47,623
-----------------------------------------  -----------------------------  ---------------------------
Net income per common share . . . . . . .                         ($.02)  $                       .01
-----------------------------------------  -----------------------------  ---------------------------


                                           As of                          As of
Balance Sheets (Unaudited). . . . . . . .  November 30, 2000              November 30, 1999
-----------------------------------------  -----------------------------  ---------------------------
Available Cash. . . . . . . . . . . . . .  $                     55,901   $                     9,589
-----------------------------------------  -----------------------------  ---------------------------
Total current assets. . . . . . . . . . .  $                     68,601   $                     9,589
-----------------------------------------  -----------------------------  ---------------------------
Other assets. . . . . . . . . . . . . . .  $                      3,630   $                   216,488
-----------------------------------------  -----------------------------  ---------------------------
Total Assets. . . . . . . . . . . . . . .  $                     72,231   $                   230,157
-----------------------------------------  -----------------------------  ---------------------------
Current liabilities . . . . . . . . . . .  $                          0   $                    15,594
-----------------------------------------  -----------------------------  ---------------------------
Due to stockholder/officer. . . . . . . .  $                      7,160   $                   127,976
-----------------------------------------  -----------------------------  ---------------------------
Total liabilities . . . . . . . . . . . .  $                      7,160   $                   143,520
-----------------------------------------  -----------------------------  ---------------------------
Stockholders equity (deficiency). . . . .  $                     65,071   $                    86,637
-----------------------------------------  -----------------------------  ---------------------------
Total liabilities and stockholder equity.  $                     72,231   $                   230,157
-----------------------------------------  -----------------------------  ---------------------------






                                  RISK FACTORS

AN INVESTMENT IN THE SHARES OF COMMON STOCK OFFERED IN THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK. WE CANNOT ASSURE THAT WE WILL EVER GENERATE REVENUES, DEVELOP OPERATIONS, OR MAKE A PROFIT.

BECAUSE WE HAVE ONLY A LIMITED OPERATING HISTORY, YOU WILL HAVE NO ABILITY TO EVALUATE OUR BUSINESS PROSPECTS AND STRATEGIES.
     Although we have been in existence since July 1996, we have a limited history of actually conducting real estate acquisition and development activities or providing real estate consulting services. To date, we have acquired only one tract of land in February of 1998 consisting of approximately 88 acres. We sub-divided this land into three parcels of 67 acres, 19 acres and a 1.5-acre parcel with an existing home. We sold the 67-acre parcel in February 1998, the 19-acre parcel in November 1998 and the 1.5-acre parcel/home in March 2000. We received an aggregate gross profit of $245,717 for the three parcels. Our consulting services have consisted of only one consulting verbal agreement with Humphry and Associates located in Charlotte, North Carolina, in which we rendered real estate consulting services for $125,000. We now have insufficient resources to successfully execute our business plan. We have only limited revenues and no other established funding sources. We are still in our developmental stages and we will require significant expenses to develop our real estate business and future losses are likely before our operations become profitable. You should be aware of the risks and difficulties that we may encounter in our business, including unanticipated development expenses and other costs that may exceed our current estimates. There can be no assurance given that we will be able to generate revenues or otherwise obtain funds to adequately conduct our operations. Moreover, there are no assurances that we will be successful in our business plans or that we will operate profitably. Accordingly, you have no basis upon which to judge our ability to develop our business and you will be unable to forecast our future growth.

IF WE ARE UNSUCCESSFUL IN OBTAINING MATERIAL CONTRACTS WE WILL BE UNABLE TO DEVELOP OUR OPERATIONS
     We have no contracts or prospective contracts that will assist us in obtaining, developing and/or reselling any residential or commercial real estate. We have not identified any properties that are suitable for acquisition, sub-development and resale. We have no contracts pending for the acquisition, development or resale of any specific property. We have not placed any funds on deposit to purchase any property, or develop or subdivide any property. Accordingly, we must rely solely upon our own efforts to resell any residential or commercial real estate. Because we currently rely upon our president to conduct all aspects of our business, including resale of residential or commercial real estate, if our resources are insufficient and we do not secure outside contracts we will be unable to develop our operations.




BECAUSE OUR FINANCIAL CONDITION IS POOR WE MAY BE UNABLE TO ADEQUATELY DEVELOP OUR OPERATIONS, AND OUR LOSSES MAY ACCUMULATE.
     Because we have only a limited operating history, assets, and revenue sources, we may not adequately develop our operations. Although we generated revenues and a profit during our last two fiscal years, we have generated losses totaling approximately $147,310 through the eleven months ended November 30, 2000. These losses were primarily due to $102,000 of consulting fees paid to ABC Realty Company, a private company that is wholly owned by Duane Bennett, our President, $37,000 of consulting fees paid to Greentree Financial Services, Inc. and $15,500 of legal fees paid to a law firm for their legal services in connection with this registration statement. As a result of these losses, as of November 30, 2000, we had an accumulated deficit in retained earnings of approximately $87,809 and total assets of only $68,601 with which to operate. We anticipate that we will experience continued financial difficulties without an immediate infusion of capital. Moreover, we may be unable to operate profitably, even if we obtain immediate funding or further develop our operations or increase our revenues. Our poor financial condition could adversely affect our ability to acquire, develop, sub-divide and resell residential and/or commercial properties in a timely fashion. Accordingly, we may experience future losses if we are unable to adequately develop our operations.

OUR MANAGEMENT LACKS RELEVANT EXPERIENCE IN OUR REAL ESTATE DEVELOPMENT ACTIVITIES; IF WE FAIL TO OBTAIN THE SERVICES OF THIRD PARTY PROFESSIONALS, OUR PROJECTS MAY BE UNPROFITABLE AND NEGATIVELY AFFECT THE VALUE OF YOUR INVESTMENT Although our president has real estate experience, his real estate activities for the past five years have been limited to only acquiring one tract of land that was subdivided into three land tracts and then resold. In order to conduct successful operations we must develop the ability to conduct expanded operations. With the current composition of our management consisting of only our president's efforts, we may be unable to expand our operations without the assistance of third party real estate professionals who can assist us in our real estate projects. If we are unable to obtain the services of third party real estate professionals, our projects may be unprofitable and negatively affect the value of your investment.

OUR MANAGEMENT HAS A HISTORY OF FINANCIAL FAILURE WHICH MAY BE AN INDICATION OF OUR FUTURE FINANCIAL RESULTS AND THE VALUE OF YOUR INVESTMENT IN OUR COMMON STOCK BEING NEGATIVELY AFFECTED
     From 1997 to 2001, our president was the sole owner, president, and chief executive officer of ABC Realty, Inc., a licensed real estate brokerage company in the business of buying and selling residential properties within the Charlotte, North Carolina area. ABC Realty, Inc. had no activity during 1997 and 1998 and had profits of only $19,451 in 1999 and only $65,105 in 2000.

     From 1999 to 2000, Mr. Bennett was the sole owner, president, and chief executive officer of Internet Funding Corp., which was created to assist early stage Internet companies within the Charlotte, North Carolina area with developing their operations and seeking financing. Internet Funding Corp. did not locate such companies and did not have any revenues or operations.

     Our president also operated Premier Builders and Developers in Charlotte, North Carolina from 1995 to 1996. This company developed land within the Charlotte, North Carolina area. In 1995 and 1996, Premier Builders and Developers had losses of $21,605 and $14,935, respectively. From 1995 to 1996, Mr. Bennett also operated Premier Builders and Developers in Charlotte, North Carolina. This company developed land within the Charlotte, North Carolina area. Premier Builders and Developers had no revenues for 1995 and 1996 and had losses of $21,605 in 1995 and $14,935 of losses in 1996.

     Our president was the sole owner, president and chief executive officer of Goodex, Inc. from 1991 to 1996. Goodex, Inc. was involved in the business of buying, selling and renovating homes in the Springfield, Massachusetts area, and had operating losses under $21,600 each year from 1991 to 1993 and operating profits under $11,000 each year from 1994 to 1996, as follows:
-     1991  -  $1,560  of  losses
-     1992  -  $5,391  of  losses
-     1993  -  $21,526  of  losses
-     1994  -  $6,951  of  profits
-     1995  -  $10,841  of  profits
-     1996  -  $3,350  of  profits

     From 1991 until 1995, Mr. Bennett was also the chief executive officer and president of Bennett International Businesses, a private company that explored investment opportunities in China, Mexico, South Africa and Chile. Bennett International Businesses did not locate any of these type such investment opportunities, nor did it have any revenues or material operations.

     If our managements past financial performance is in indication of our future results, your investment in our common stock will be negatively impacted.

WE DO NOT HAVE ANY PROPERTIES THAT WE ARE PRESENTLY CONSIDERING OR NEGOTIATING TO PURCHASE; ACCORDINGLY, YOU WILL BE UNABLE TO EVALUATE OUR SPECIFIC REAL ESTATE INVESTMENTS OR PROPERTIES, INCLUDING THE ECONOMIC MERITS OF ANY REAL ESTATE PURCHASES OR SALES OR DEVELOPMENT THAT WE CONSIDER OR UNDERTAKE.
     We do not now have any real estate land parcels or properties that we are now considering for purchase. We have not undertaken any negotiations to purchase any properties. Because you will not have available any information or data pertaining to any of our prospective real estate purchases, you will not have the opportunity to evaluate our specific real estate properties or real estate investments, including the economic merits of our prospective property acquisitions, sales or development.




OUR OPERATIONS MAY INVOLVE SUBSTANTIAL DELAYS IN OUR LAND INVESTMENT OR DEVELOPMENT.
     We are not now negotiating for the purchase of land tracts for resale or development. We intend to begin targeting additional tracts of land and negotiating for their purchase during the second quarter of 2001. However, there are no assurances that we will locate land suitable for investment purposes or that our negotiations will culminate in a land purchase and/or resale. Because we cannot predict when our land purchases and/or resales will occur, there may be substantial delays in our operations.

OUR REAL ESTATE BUSINESS INVOLVES HIGHLY LEVERAGED REAL ESTATE INVESTMENTS THAT SUBJECT US TO DEBT RISKS AND FORFEITURE OF OUR PROPERTIES.
     We are involved in real estate investments that involve our acquisition of property on a highly leveraged basis. We do not have adequate financial resources to fund our real estate investments; accordingly, we are dependent upon outside sources of financing for our acquisition of land parcels that will result in our assuming a high level of debt. Although we plan to sell the parcels to builders and possibly others within several months after our purchase, there are no assurances that we will be successful in doing so. Accordingly, we may incur a monthly debt service that substantially exceeds our revenues. If we seek refinancing or other debt to cover our monthly debt service, our debt obligations will increase. In addition, if we are unable to continually service our debt, we face the risks that we will have to sell our properties prematurely to repay our debt or foreclosure upon our properties.

OUR REAL ESTATE PROJECTS WILL BE SUBJECT TO VARIOUS REAL ESTATE RISKS THAT MAY CAUSE SUBSTANTIAL DELAYS IN OUR REAL ESTATE DEVELOPMENT OR LEAD TO SUBSTANTIAL LOSSES
     We are subject to various risks that may cause substantial delays in our real estate operations or lead to substantial losses, as follows:
- Our cash flow is uncertain to meet fixed and maturing obligations, including substantial commitments to financial institutions for our mortgage debt. Because our operations are limited as well as our cash resources and there is uncertainty when we will receive additional funds from financing, revenues or other means, it is uncertain whether our cash flow will be sufficient to meet our obligations.
- Adverse local real estate conditions may cause a decline in our real estate operations. Our operations are now localized to the North Carolina area; if adverse economic conditions should occur in this area, the North Carolina real estate market will be adversely affected as well as our operations.
- We do not carry insurance protection for uninsured losses due to property damage or natural disasters. If destruction or damage should occur to our properties or developments and we are uninsured for such losses, our losses will accumulate rapidly.




WE ARE SUBJECT TO ENVIRONMENTAL REGULATIONS THAT MAY LEAD TO INCREASED REGULATION COSTS
     We are subject to substantial regulation that may involve additional costs to conduct our business. One of our greatest potential costs would be environmental compliance with the regulations of the U.S. Environmental Protection Agency and applicable state environmental agencies. For instance we are subject to regulations pertaining to whether there are any rare species, environmental hazards or environmental wetlands at or in close proximity to a land purchase or prospective land purchase. If any of those conditions are detected a builder and/or developer must submit to the U.S. Environmental Protection Agency and the applicable state environmental agency, a permit form along with detailed surveys and maps indicating the potential impact of this condition. The U.S. Environmental Protection Agency and the applicable state environmental agency either issue an approval permit permitting further development to proceed with the property or a denial letter prohibiting further development. If development proceeds even though a denial letter was issued, we may be subject to a lawsuit and damages by the federal and state government and may be ordered to restore or repair the property to its original state.

     We may be subjected to environmental liability if we fail to comply with various state and federal environmental regulations. In addition, our operating costs may experience substantial increases as a result of new and stricter environmental laws, ordinances and regulations. Under local, state and federal laws we may become liable for the costs of removal or remediation of hazardous or toxic substances from our properties. Many of these laws impose liability either for a knowing violation or a violation resulting from recklessness. In addition, the presence of such substances or our failure to remove them, may affect our ability to borrow funds for the acquisition of properties.

IF OUR COMMON STOCK BECOMES TRADABLE ON THE OVER-THE-COUNTER BULLETIN BOARD, SALES OF OUR COMMON STOCK BY SELLING SHAREHOLDERS COULD AFFECT THE LEVEL OF PUBLIC INTEREST IN OUR COMMON STOCK AS WELL AS ITS VALUE
     By our filing of this registration statement, we are attempting to register 832,000 shares of our common stock held by the selling shareholders. If this registration statement is declared effective, the selling shareholders will be able to sell their shares at negotiated prices. If our common stock becomes tradable on the Over the Counter Bulletin Board, prospective purchasers will be able to purchase our common stock in the open market. In addition, our selling shareholders will be able to sell their shares on the open market. If a substantial amount of these shares are sold there may be downward price pressures on our common stock price, causing the market price of our common stock to decrease in value. In addition, this selling activity could:
o     Decrease  the  level  of  public  interest  in  our  common  stock;
o Inhibit buying activity that might otherwise help support the market price of our common stock; and
o     Prevent  possible  upward  price  movements  in  our  common  stock.




THERE IS NO TRADING MARKET FOR OUR SHARES OF COMMON STOCK AND YOU MAY BE UNABLE TO SELL YOUR INVESTMENT QUICKLY OR AT ALL
     Investors should be aware of the long-term nature of, and the lack of liquidity of an investment in our common stock. Our common stock is not registered under the Securities Act of 1933 or under any applicable state securities laws. The securities must be acquired for investment purposes only and not with a view to resell or distribute to others. While we are registering the shares of selling security holders in this registration statement, there can be no assurance that the Securities and Exchange Commission will declare our registration statement effective.

     There is not, and has never has been a market for our securities. There is no established public trading market or market maker for our securities. There can be no assurance that a trading market for our common stock will be established or that, if established, a market will be sustained.

     A market maker sponsoring a company's securities is required to obtain a listing of the securities on any of the public trading markets, including the Over the Counter Bulletin Board. If we are unable to obtain a market maker for our securities, we will be unable to develop a trading market for our common stock. We may be unable to locate a market maker that will agree to sponsor our securities. Even if we do locate a market maker, there is no assurance that our securities will be able to meet the requirements for a quotation or that the securities will be accepted for listing on the Over the Counter Bulletin Board.

     Over the Counter Bulletin Board securities are not listed and traded on the floor of an organized national or regional stock exchange.Instead, Over the Counter Bulletin Board securities transactions are conducted through a telephone and computer network connecting dealers in stocks. Over-the-counter stocks are traditionally smaller companies that do not meet the financial and other listing requirements of a regional or national stock exchange. Accordingly, you may be unable to sell your securities.

BECAUSE OUR STOCK IS CONSIDERED A PENNY STOCK ANY INVESTMENT IN OUR STOCK IS CONSIDERED TO BE A HIGH-RISK INVESTMENT AND IS SUBJECT TO RESTRICTIONS ON MARKETABILITY
     Our Shares are "penny stocks" within the definition of that term as contained in the Securities Exchange Act of 1934, generally equity securities with a price of less than $5.00. Our shares will then be subject to rules that impose sales practice and disclosure requirements on certain broker-dealers who engage in certain transactions involving a penny stock.

     Under the penny stock regulations, a broker-dealer selling penny stock to anyone other than an established customer or "accredited investor" must make a special suitability determination for the purchaser and must receive the purchaser's written consent to the transaction prior to the sale, unless the broker-dealer is otherwise exempt. Generally, an individual with a net worth in excess of $1,000,000 or annual income exceeding $200,000 individually or $300,000 together with his or her spouse is considered an accredited investor. In addition, unless the broker-dealer or the transaction is otherwise exempt, the penny stock regulations require the broker-dealer to deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the Securities and Exchange Commission relating to the penny stock market. A broker-dealer is also required to disclose commissions payable to the broker-dealer and the Registered Representative and current bid and offer quotations for the securities. In addition a broker-dealer is required to send monthly statements disclosing recent price information with respect to the penny stock held in a customer's account, the account's value and information regarding the limited market in penny stocks. As a result of these regulations, the ability of broker-dealers to sell our stock may affect the ability of selling security holders or other holders to sell their shares in the secondary market. In addition, the penny stock rules generally require that prior to a transaction in a penny stock, the broker-dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction.

     These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. These additional sales practice and disclosure requirements could impede the sale of the Company's securities, if our securities become publicly traded. In addition, the liquidity for the Company's securities may be adversely affected, with concomitant adverse affects on the price of the Company's securities. Our shares may someday be subject to such penny stock rules and our shareholders will, in all likelihood, find it difficult to sell their securities.

OUR RELIANCE UPON THIRD PARTIES TO EXECUTE OUR BUSINESS PLAN MAY LEAD TO CONFLICTS OF INTEREST AND/OR NEGATIVELY IMPACT UPON OUR OPERATIONS.
     Duane Bennett, our only full time employee, has limited expertise in evaluating the potential use and value of real estate. Accordingly, we intend to rely on other third parties, including subcontractors, engineers, real estate brokers and other developers to evaluate the investment utility and use of subdivided parcels of land. Our current and future success depends on our ability to identify highly skilled personnel and secure contracts for their services. Competition for such employees is intense. There are no assurances that we will be able to locate such available subcontractors, engineers, real estate brokers and/or developers, or that we will be able to hire them at favorable rates. In addition, the individuals we hire may have a conflict of interest with us, or compete with us for the same properties we seek to acquire and develop. There are no assurances that these conflicts will be resolved in our favor. If we are unable to resolve such conflicts or otherwise hire third parties to assist in our operations, our financial condition and operations may be negatively impacted.

OUR LACK OF AN ESTABLISHED BRAND NAME COULD NEGATIVELY IMPACT OUR ABILITY TO EFFECTIVELY COMPETE IN THE REAL ESTATE MARKET.
     We do not have an established brand name or reputation to successfully develop real estate projects. Thus, we may have difficulty effectively competing with companies that have greater resources and name recognition than we do. Presently, we have no patents, copyrights, trademarks and/or service marks that would protect our brand name or our proprietary information, nor do we have any current plans to file applications for such rights. Our inability to promote and/or protect our brand name may have an adverse effect on our ability to compete effectively in the real estate development and resale industry.

WE HAVE SUBSTANTIAL NEAR-TERM CAPITAL NEEDS; WE MAY BE UNABLE TO OBTAIN THE ADDITIONAL FUNDING NEEDED TO ENABLE US TO OPERATE PROFITABLY IN THE FUTURE.
     We will require additional funding over the next twelve months to develop our business. Our capital requirements will depend on many factors including, but not limited to, the timely location of suitable properties to acquire and sub-divide, the willingness of sellers to assist us with financing, and the timing and amount of our marketing expenditures. Presently, we have only limited amounts of liquid assets with which to pay our expenses. We do not have sufficient liquid assets to purchase any properties. Accordingly, we will seek outside sources of capital such as conventional bank financing; however, there can be no assurance that additional capital will be available on favorable terms to us. If adequate funds are not available, we may be required to curtail operations or to obtain funds by entering into collaboration agreements on unattractive terms.

     In addition, we have no credit facility or other committed sources of capital. We may be unable to establish credit arrangements on satisfactory terms. If capital resources are insufficient to meet our future capital requirements, we may have to raise funds to continue development of our operations. To the extent that additional capital is raised through the sale of equity and/or convertible debt securities, the issuance of such securities could result in dilution to our shareholders and/or increased debt service commitments. If adequate funds are not available, we may be unable to sufficiently develop our operations to become profitable.

BECAUSE OUR MANAGEMENT HAS LIMITED EXPERIENCE IN SELECTING REAL ESTATE FOR DEVELOPMENT AND RESALE, WE MAY PURCHASE A PROPERTY THAT IS ECONOMICALLY UNSUITABLE AND/OR REQUIRES EXTENSIVE PREPARATION FOR RESALE.
     Our management has only successfully purchased one tract of land that was subdivided into three tracts of land and then resold. As a result, we do not have substantial experience in selecting properties for acquisition, development and resale. Because of our limited experience, we may unknowingly and unintentionally purchase a tract of land that cannot be economically developed for resale. For example, we may unknowingly purchase a property that contains hazardous waste materials that must be properly disposed of, and which will require compliance with environmental or other government regulations before the property may be developed and resold. The cost involved with preparing such a property for resale may make the overall project unprofitable.

OUR PRINCIPAL STOCKHOLDERS CONTROL OUR BUSINESS AFFAIRS IN WHICH CASE YOU WILL HAVE LITTLE OR NO PARTICIPATION IN OUR BUSINESS AFFAIRS.
     Currently, our principal stockholders, Duane Bennett, Sharon Bennett and their minor children, collectively own approximately 91% of our common stock. As a result, they will have significant influence over all matters requiring approval by our stockholders without the approval of minority stockholders. In addition, they will be able to elect all of the members of our Board of Directors, which will allow them to significantly control our affairs and management. They will also be able to affect most corporate matters requiring stockholder approval by written consent, without the need for a duly noticed and duly-held meeting of stockholders. Because our principal stockholders collectively own approximately 91% of our common stock they may dispose of a substantial percentage of their stock subject to Rule 144 trading volume limitations. Accordingly, sales of their stock could cause a decline in the market value of our common stock.

IF  WE  LOSE  THE  SERVICES  OF  OUR  PRESIDENT,  OUR  BUSINESS MAY BE IMPAIRED.
     Our success is heavily dependent upon the continued active participation of our president, Duane Bennett. Mr. Bennett has twenty years of experience in the real estate business selling, buying and renovating multifamily homes in the Springfield, Massachusetts's area and land development and buying and selling real estate in the North Carolina area. The loss of Mr. Bennett's services could have a material adverse effect upon the development of our business. We do not maintain "key person" life insurance on Mr. Bennett. We do not have a written employment agreement with Mr. Bennett. There can be no assurance that we will be able to recruit or retain other qualified personnel, should it be necessary to do so.

WE DO NOT HAVE ANY PLANS TO HIRE ADDITIONAL PERSONNEL, WHICH MAY CAUSE SUBSTANTIAL DELAYS IN OUR OPERATIONS
     Although we plan to expand our business and operations, we have no plans to hire additional personnel. As we expand our business there will be additional strains on our operations due to increased cost. In addition, there may be additional demand for our services. We now only have the services of our president to accomplish our current business and our planned expansion. If our growth outpaces his ability to provide services and we do not hire additional personnel it may cause substantial delays in our operations.

OUR OPERATIONS ARE SUBJECT TO POSSIBLE CONFLICTS OF INTEREST THAT MAY NEGATIVELY IMPACT UPON YOUR ABILITY TO MAKE A PROFIT FROM THIS INVESTMENT.
     Our officers and directors are involved in other business activities and may, in the future become involved in other business opportunities that may affect our potential profitability. If a business opportunity becomes available, our officers and directors may face a conflict in selecting between us and their other business interests. We have not formulated a policy for the resolution of such conflicts. We have previously entered into transactions and may do so in the future with our officers, directors, and shareholders, or companies under their control. For example, our president, Mr. Duane Bennett, owns 100% of the common stock of ABC Realty, Co., a licensed real estate broker that provides management/consulting services to us. ABC Realty, Co. provides us with management and consulting services in accordance with a February 2000 written agreement we have with ABC Realty. As of March 20, 2000, we paid a total of approximately $102,000.00 to ABC Realty, Co., for management and consulting services provided to us during 2000. ABC Realty did not provide any services to us prior to 2000 and is not currently providing any services to us. However, future transactions or arrangements between or among our officers, directors and shareholders, and companies they control, may result in conflicts of interest, which may have an adverse effect on our operations and financial condition.
WE FACE INTENSE COMPETITION, WHICH PUTS US AT A COMPETITIVE DISADVANTAGE; IF WE ARE UNABLE TO OVERCOME THESE COMPETITIVE DISADVANTAGES WE MAY NEVER BECOME PROFITABLE.
     We will face intense competition from companies engaged in similar businesses. We will compete with numerous companies that seek to acquire and resell real estate both over the Internet and via traditional forms of business. We anticipate that competition will intensify within Internet distribution channels, which we do not utilize. Many of our competitors have significantly greater customer bases, operating histories, financial, technical, personnel and other resources than we do, and may have established reputations for success in the real estate industry. Our ability to compete will depend on our ability to continually locate and develop suitable real estate projects. There can be no assurance that we will be able to compete effectively in the highly competitive real estate industry. As a response to changes in the competitive environment, we may from time to time make certain service, marketing or supply decisions or acquisitions that could negatively impact our operations and financial condition.

WE  HAVE  NEVER  PAID  DIVIDENDS  AND  YOU  MAY  NEVER  RECEIVE  DIVIDENDS.
     We have never paid dividends nor do we anticipate the declaration or payments of any dividends in the foreseeable future. We intend to retain earnings, if any, to finance the development and expansion of our business. Future dividend policy will be at the discretion of the Board of Directors and will be contingent upon future earnings, if any, our financial condition, capital requirements, general business conditions and other factors. Future dividends may also be affected by covenants contained in loan or other financing documents, which may be executed by us in the future. Therefore, there can be no assurance that cash dividends of any kind will ever be paid.

ITEM  4.     USE  OF  PROCEEDS

     Not Applicable. We will not receive any proceeds from the sale of the securities by the selling security holders.

ITEM  5.     DETERMINATION  OF  OFFERING  PRICE

     Not Applicable. The selling security holders will be able to determine the price at which they sell their securities.

ITEM  6.     DILUTION

     Not Applicable. We are not registering any shares in this registration statement. All shares are being registered by selling security holders.





ITEM  7.     SELLING  SECURITY  HOLDERS

     The selling security holders named below are selling the securities covered by this prospectus. None of the selling security holders named below are registered securities broker-dealers or affiliates of broker-dealers. The table indicates that all the securities will be available for resale after the offering. However, any or all of the securities listed below may be retained by any of the selling security holders, and therefore, no accurate forecast can be made as to the number of securities that will be held by the selling security holders upon termination of this offering. We believe that the selling security holders listed in the table have sole voting and investment powers with respect to the securities indicated. We will not receive any proceeds from the sale of the securities covered by this prospectus.



                                                                        Amount
                                                                        Owned      Percent Owned
                          Relationship   Amount Owned      Amount To Be After      Before/After
Name                      With  Issuer   Prior to Offering Registered   Offering   Offering
----                       ------------ --------------------------------------------------------


Abraham, Benjamin . . .  None                   50,000      50,000                0   Less than 1%
-----------------------  -------------         -------      -------  ----------------  ----------------
Beeman, Judith. . . . .  None                   1,000       1,000                 0   Less than 1%
-----------------------  -------------         -------      -------  ----------------  ----------------
Berger, John. . . . . .  None                   1,000       1,000                 0   Less than 1%
-----------------------  -------------         -------      -------  ----------------  ----------------
Carabase, George Jr.. .  None                   10,000      10,000                0   Less than 1%
-----------------------  -------------          -------     -------  ----------------  ----------------
Carabase, George Sr.. .  None                   10,000      10,000                0   Less than 1%
-----------------------  -------------          -------     -------  ----------------  ----------------
Robert C. Cottone(1). .  Consultant             512,500     512,500               0   5.8%/Lessthan 1%
-----------------------  -------------          -------     -------  ----------------  ----------------
Craver, James H.. . . .  None                   1,000       1,000                 0   Less than 1%
-----------------------  -------------          -------     -------  ----------------  ----------------
Davis, Robert . . . . .  None                   1,000       1,000                 0   Less than 1%
-----------------------  -------------          -------    -------  ----------------  ----------------
Friedman, B Michael . .  None                   500         500                   0   Less than 1%
-----------------------  -------------          -------     -------  ----------------  ----------------
Brenda Hamilton . . . .  Legal Counsel          75,000      75,000                0   Less than 1%
-----------------------  -------------          -------     -------  ----------------  ----------------
Hazel, Jill . . . . . .  None                   1,000       1,000                 0   Less than 1%
-----------------------  -------------          -------     -------  ----------------  ----------------
Kapino, Karol M.. . . .  None                   8,000       8,000                 0   Less than 1%
-----------------------  -------------         -------      -------  ----------------  ----------------
Lagrotteria, Ann Marie.  None                   2,000       2,000                 0   Less than 1%
-----------------------  -------------         -------     -------  ----------------  ----------------
Langer, Jean. . . . . .  None                   4,000       4,000                 0   Less than 1%
-----------------------  -------------         -------     -------  ----------------  ----------------
Langer, Michael . . . .  None                   4,000       4,000                 0   Less than 1%
-----------------------  -------------         -------     -------  ----------------  ----------------
LeBlanc, Mark A.. . . .  None                   4,000       4,000                 0   Less than 1%
-----------------------  -------------         -------     -------  ----------------  ----------------
Lessard, James R. . . .  None                   2,000       2,000                 0   Less than 1%
-----------------------  -------------         -------     -------  ----------------  ----------------
Lessard, Lucile . . . .  None                   1,000       1,000                 0   Less than 1%
-----------------------  -------------         -------     -------  ----------------  ----------------
Lessard, Mark . . . . .  None                   1,000       1,000                 0   Less than 1%
-----------------------  -------------         -------     -------  -------- --------  ----------------
Lessard, Paul D.. . . .  None                   1,000       1,000                 0   Less than 1%
-----------------------  -------------         -------     -------  ----------------  ----------------
Lessard, Thomas J.. . .  None                   500         500                   0   Less than 1%
-----------------------  -------------         -------     -------  ----------------  ----------------
Litton, Robert B. Jr. .  None                   10,000      10,000                0   Less than 1%
-----------------------  -------------         -------      -------  ----------------  ----------------
McCarron, Daniel. . . .  None                   2,000       2,000                 0   Less than 1%
-----------------------  -------------         -------     -------  ----------------  ----------------
Medlin, Cecil R.. . . .  None                  50,000       50,000                0   Less than 1%
-----------------------  -------------         -------      -------  ----------------  ----------------
Miller, Stephanie A.. .  None                  1,000        1,000                 0   Less than 1%
-----------------------  -------------         -------      -------  ----------------  ----------------
Motaleb, Mosen. . . . .  None                  1,000        1,000                 0   Less than 1%
-----------------------  -------------         -------      -------  ----------------  ----------------
Nadolny, Ed & Elizabeth  None                  1,000        1,000                 0   Less than 1%
-----------------------  -------------        -------      -------  ----------------  ----------------
Nadolny, Stanley. . . .  None                  12,000       12,000                0   Less than 1%
-----------------------  -------------         -------     -------  ----------------  ----------------
Nadolny, Stephen
 A & Sherryll R.. . . .  None                  5,000        5,000                 0   Less than 1%
-----------------------  -------------         -------     -------  ----------------  ----------------
Polci, Keith. . . . . .  None                  4,000        4,000                 0   Less than 1%
-----------------------  -------------         -------      -------  ----------------  ----------------
Rigsby, Jerry . . . . .  None                  1,000        1,000                 0   Less than 1%
-----------------------  -------------         -------      -------  ----------------  ----------------
Rovegno, Robert G.. . .  None                  1,000        1,000                 0   Less than 1%
-----------------------  -------------         -------      -------  ----------------  ----------------
Samiy, Nasrollah. . . .  None                  500          500                   0   Less than 1%
-----------------------  -------------         -------     -------  ----------------  ---------------
Sawka, Alex . . . . . .  None                  10,000       10,000                0   Less than 1%
-----------------------  -------------         -------     -------  ----------------  ---------------
Sawka, Alex K.. . . . .  None                  1,000        1,000                 0   Less than 1%
-----------------------  -------------        -------      -------  ----------------  ----------------
Sawka, Michael S. . . .  None                  1,000        1,000                 0   Less than 1%
-----------------------  -------------         -------     -------  ----------------  ----------------
Sochacki, Paul J. . . .  None                  1,000        1,000                 0   Less than 1%
-----------------------  -------------        -------      -------  ----------------  ----------------
Stellhorn, James H. . .  None                  1,000        1,000                 0   Less than 1%
-----------------------  -------------        -------      -------  ----------------  ----------------
Stevenson, Jonathan . .  None                  2,000        2,000                 0   Less than 1%
-----------------------  -------------        -------      -------  ----------------  ----------------
Tamaren, Michael D. . .  None                  4,000        4,000                 0   Less than 1%
-----------------------  -------------        -------      -------  ----------------  ----------------
Tammaro, Angelo . . . .  None                  10,000       10,000                0   Less than 1%
-----------------------  -------------        -------      -------  ----------------  ----------------
Tennyson, Jeffrey G.. .  None                  1,000        1,000                 0   Less than 1%
-----------------------  -------------        -------      -------  ----------------  ----------------
Toomey, William D.. . .  None                  11,000       11,000                0   Less than 1%
-----------------------  -------------        -------       -------  ----------------  ---------------
Williams, Steven M. . .  None                  10,000       10,000                0   Less than 1%
-----------------------  -------------        -------       -------  ----------------  ---------------
Wisneski, Mary Ellen. .  None                  1,000        1,000                 0   Less than 1%
-----------------------  -------------        -------       -------  ---------------- ----------------
TOTALS. . . . . . . . .                        832,000      832,000               0   9.4%/lessthan 1%
-----------------------  -------------        -------       -------  ---------------- ----------------




(1) Robert C. Cottone and Michael Bongiovanni are the owners of Greentree Financial Services, Inc. Mr. Cottone is the son of Mr. Bongiovanni. Greentree Financial Services, Inc. received the 512,500 shares of our common stock being registered in the name of Robert C. Cottone for consulting services that consist of assisting in the preparation of this Form SB-2 registration statement, compliance with state Blue Sky regulations, selection of an independent transfer agent and Edgar services.



     We intend to seek qualification for sale of the securities in those states where the securities will be offered. That qualification is necessary to resell the securities in the public market and only if the securities are qualified for sale or are exempt from qualification in the states in which the selling shareholders or proposed purchasers reside. We intend to seek qualification or exemptions for trading in every state; however, there is no assurance that the states in which we seek qualification or exemption will approve of the security resales. Should we not obtain exemptions or qualification in these states you will be unable to resell your shares.

ITEM  8.     PLAN  OF  DISTRIBUTION

     Our selling shareholders are offering 832,000 shares of our common stock. We will not receive any proceeds from the sale of the shares by the selling shareholders. The securities offered by this prospectus may be sold by the selling security holders or by those to whom such shares are transferred We are not aware of any underwriting arrangements that have been entered into by the selling security holders. The distribution of the securities by the selling security holders may be effected in one or more transactions that may take place in the over-the-counter market, including broker's transactions, privately negotiated transactions or through sales to one or more dealers acting as principals in the resale of these securities.

     Any of the selling security holders, acting alone or in concert with one another, may be considered statutory underwriters under the Securities Act of 1933, if they are directly or indirectly conducting an illegal distribution of the securities on our behalf. For instance, an illegal distribution may occur if any of the selling security holders provide us with cash proceeds from their sales of the securities. If any of the selling shareholders are determined to be underwriters, they may be liable for securities violations in connection with any material misrepresentations or omissions made in this prospectus.

     In addition, the selling security holders and any brokers and dealers through whom sales of the securities are made may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, and the commissions or discounts and other compensation paid to such persons may be regarded as underwriters' compensation.

     The selling security holders may pledge all or a portion of the securities owned as collateral for margin accounts or in loan transactions, and the securities may be resold pursuant to the terms of such pledges, accounts or loan transactions. Upon default by such selling security holders, the pledge in such loan transaction would have the same rights of sale as the selling security holders under this prospectus. The selling security holders also may enter into exchange traded listed option transactions which require the delivery of the securities listed under this prospectus. The selling security holders may also transfer securities owned in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer without consideration, and upon any such transfer the transferee would have the same rights of sale as such selling security holders under this prospectus.

     In addition to, and without limiting, the foregoing, each of the selling security holders and any other person participating in a distribution will be affected by the applicable provisions of the Securities and Exchange Act of 1934, including, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the securities by the selling security holders or any such other person. Specifically, Regulation M prohibits an issuer, selling security holders or affiliated purchaser other than in an excepted security or activity, to bid for, purchase, or attempt to induce any person to bid for or purchase, a covered security during the applicable restrictive period. Our restrictive period begins five business days prior to pricing. If the distribution participant does not become a participant until after pricing, the restrictive period for such participant commences upon becoming a participant.

     There can be no assurances that the selling security holders will sell any or all of the securities. In order to comply with state securities laws, if applicable, the securities will be sold in jurisdictions only through registered or licensed brokers or dealers. In various states, the securities may not be sold unless these securities have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with. Under applicable rules and regulations of the Securities and Exchange Act of 1934, as amended, any person engaged in a distribution of the securities may not simultaneously engage in market-making activities in these securities for a period of one or five business days prior to the commencement of such distribution.

     All of the foregoing may affect the marketability of the securities. Pursuant to the various agreements we have with the selling security holders, we will pay all the fees and expenses incident to the registration of the securities, other than the selling security holders' pro rata share of underwriting discounts and commissions, if any, which is to be paid by the selling security holders.

ITEM  9.     LEGAL  PROCEEDINGS

     We are not aware of any pending or threatened legal proceedings, in which we are involved.
In addition, we are not aware of any pending or threatened legal proceedings in which entities affiliated with our officers, directors or beneficial owners are involved.









              --The rest of this page is left intentionally blank--




ITEM  10.     DIRECTORS,  EXECUTIVE  OFFICERS,  PROMOTERS,  AND  CONTROL PERSONS

Directors  and  Executive  Officers.
     Our Bylaws provide that we must have at least 1 director. Each director will serve until our next annual shareholder meeting, to be held sixty days after the close of the fiscal year, or until a successor is elected who accepts the position. Directors are elected for one-year terms. Our officers may be elected by our Board of Directors at any regular or special meeting of the Board of Directors.
Vacancies may be filled by a majority vote of the remaining directors then in office. Our directors and executive officers are as follows:



Name . . . . .  Age  Position
--------------  ---  ---------------------------
Duane Bennett.   42  President and Director
--------------  ---  ---------------------------
Sharon Bennett   43  Vice President and Director
--------------  ---  ---------------------------



     Duane Bennett has been our President and a Director since our inception in July 1996. Mr. Bennett will serve as a director until our next annual shareholder meeting, or until a successor is elected who accepts the position.

     Mr. Bennett's experience in the real estate industry and otherwise over the last ten years has consisted of the following:

     From 1997 to 2001, Mr. Bennett was the sole owner, president, and chief executive officer of ABC Realty, Inc., a licensed real estate brokerage company in the business of buying and selling residential properties within the Charlotte, North Carolina area. ABC Realty was incorporated in North Carolina on February 12, 1997. ABC Realty had no activity during 1997 and 1998 and had profits of $19,451 and $65,105 in 1999 and 2000, respectively. ABC Realty has had no employees, other than Mr. Bennett, since its inception.

     From 1999 to 2000, Mr. Bennett was the sole owner, president, and chief executive officer of Internet Funding Corp., which was incorporated in North Carolina on September 14, 1999. Internet Funding sought to develop the operations of and arrange capital financing for development stage Internet companies within the Charlotte, North Carolina area. Internet Funding failed to locate any companies that needed its services and had no revenues or operations. Internet Funding had no employees other than Mr. Bennett.

     From 1991 until 1995, Mr. Bennett was also the chief executive officer and president of Bennett International Businesses, a sole proprietorship owned by Mr. Bennett and based in Charlotte, North Carolina. Bennett International Businesses explored investment opportunities in China, Mexico, South Africa and Chile. Bennett International Businesses failed to locate any investment opportunities and had no revenues or material operations. Bennett International Businesses had no other employees other than Mr. Bennett.

     From 1995 to 1996, Mr. Bennett also operated Premier Builders and Developers in Charlotte, North Carolina. Premier Builders was incorporated in North Carolina on January 1, 1995. This company developed land within the Charlotte, North Carolina area. Premier Builders and Developers had no revenues for 1995 and 1996 and had expenses and related losses of $21,605 and $14,935, respectively.

     Sharon Bennett has been our Vice President and a director since our inception in 1996. Ms. Bennett will serve as a director until our next annual shareholder meeting, or until a successor is elected who accepts the position. Ms. Bennett has no prior business or real estate or employment experience. Ms. Bennett is the wife of our President, Duane Bennett.

Significant  Employees.
     Other than those persons mentioned above, we have no significant employees.

Family  Relationships.
     Duane Bennett, our President, and Sharon Bennett, our Vice President, are husband and wife.
There  are  no  other  family  relationships.

Legal  Proceedings.
     No officer, director, or persons nominated for such positions and no promoter or significant employee of our Company has been involved in legal proceedings that would be material to an evaluation of our management.

ITEM  11.     SECURITY  OWNERSHIP  OF  CERTAIN  BENEFICIAL OWNERS AND MANAGEMENT

     The following tables set forth the ownership, as of December 15, 2000, of our common stock (a) by each person known by us to be the beneficial owner of more than 5% of our outstanding common stock, and (b) by each of our directors, by all executive officers and our directors as a group. To the best of our knowledge, all persons named have sole voting and investment power with respect to such shares, except as otherwise noted.

Security  Ownership  of Certain Beneficial Owners (1)(2).




                                 Nature of                     Current %
Title of Class. . . . . . . . .  Name and Address               # of Shares  Ownership  Owned
-------------------------------  ----------------------------  ------------  ---------  ------
                                 Duane Bennett
                                 10712 Old Wayside Rd.,
Common. . . . . . . . . . . . .  Charlotte, N.C.  23277           2,000,000  Direct      22.6%
-------------------------------  ----------------------------  ------------  ---------  ------
                                 Duane Bennett
                                 10712 Old Wayside Rd.,
Common. . . . . . . . . . . . .  Charlotte, N.C.  23277           4,000,000  Indirect    45.3%
-------------------------------  ----------------------------  ------------  ---------  ------
                                 Sharon Bennett
                                 10712 Old Wayside Rd.,
Common. . . . . . . . . . . . .  Charlotte, N.C.  23277           2,000,000  Direct      22.6%
-------------------------------  ----------------------------  ------------  ---------  ------
                                 Greentree Financial Services
                                 Corp.(3)
                                 1000 West McNab Road, Ste 107
Common. . . . . . . . . . . . .  Pompano Beach, Florida 33069       512,500  Direct       5.8%
-------------------------------  ----------------------------  ------------  ---------  ------

Security  Ownership  of  Officers  and  Directors  (2).



Title of Class  Name and Address                           # of Shares  Nature of Ownership  Current % Owned
--------------  -----------------------------------------  -----------  -------------------  ----------------
Common . . . .  Duane Bennett                                2,000,000  Direct                         22.6 %
--------------  -----------------------------------------  -----------  -------------------  ----------------
Common . . . .  Duane Bennett                                4,000,000  Indirect                        45.3%
--------------  -----------------------------------------  -----------  -------------------  ----------------
Common . . . .  Sharon Bennett                               2,000,000  Direct                          22.6%
--------------  -----------------------------------------  -----------  -------------------  ----------------
Common . . . .  All Officers and Directors as a Group (2)    8,000,000  Direct                          90.5%
--------------  -----------------------------------------  -----------  -------------------  ----------------




(1) Pursuant to Rule 13-d-3 under the Securities Exchange Act of 1934, as amended, beneficial ownership of a security consists of sole or shared voting power (including the power to vote or direct the voting) and/or sole or shared investment power (including the power to dispose or direct the disposition) with respect to a security whether through a contract, arrangement, understanding, relationship or otherwise. In addition to the 2,000,000 shares which Duane Bennett owns in his own name, Mr. Bennett also has the voting power over the shares of stock issued in the names of his children as follows: Adam Bennett, 1,000,000 shares; Emily Bennett, 1,000,000 shares; Nellie Bennett, 1,000,000 shares; and Mary Bennett, 1,000,000 shares. Unless otherwise indicated, each person indicated above has sole power to vote, or dispose or direct the disposition of all shares beneficially owned. We are unaware of any shareholders whose voting rights would be affected by unity property laws.
(2) This table is based upon information obtained from our stock records. Unless otherwise indicated in the footnotes to the above tables and subject to community property laws where applicable, we believe that each shareholder named in the above table has sole or shared voting and investment power with respect to the shares indicated as beneficially owned.
(3) Greentree Financial Services Corp., a privately held Florida Corporation, is owned by Robert C. Cottone and Michael Bongiovanni. Mr. Cottone is the son of Mr. Bongiovanni.


Changes  in  Control.
     There are currently no arrangements, which would result in a change in our control.

ITEM  12.     DESCRIPTION  OF  SECURITIES

     The following description is a summary and is qualified in its entirety by the provisions of our Articles of Incorporation and Bylaws, copies of which have been filed as exhibits to the registration statement of which this prospectus is a part.

COMMON  STOCK.
     We are authorized to issue 50,000,000 shares of common stock, with a par value of $.001 per share. As of December 15, 2000, there were 8,832,000 common shares issued and outstanding. All shares of common stock outstanding are validly issued, fully paid and non-assessable.

VOTING  RIGHTS.
     Each share of common stock entitles the holder to one vote at meetings of shareholders. The holders are not permitted to vote their shares cumulatively. Accordingly, the holders of common stock holding, in the aggregate, more than fifty percent of the total voting rights can elect all of our directors and, in such event, the holders of the remaining minority shares will not be able to elect any of such directors. The vote of the holders of a majority of the issued and outstanding shares of common stock entitled to vote thereon is sufficient to authorize, affirm, ratify or consent to such act or action, except as otherwise provided by law.

MISCELLANEOUS  RIGHTS  AND  PROVISIONS.
     Holders of common stock have no preemptive or other subscription rights, conversion rights, or redemption provisions. In the event of our dissolution, whether voluntary or involuntary, each share of common stock is entitled to share proportionally in any assets available for distribution to holders of our equity after satisfaction of all liabilities and payment of the applicable liquidation preference of any outstanding shares of preferred stock.

PREFERRED  STOCK.
     We are authorized to issue 5,000,000 shares of Preferred Stock, with a par value of $.001 per share. As of December 15, 2000, there were no shares of preferred stock issued and outstanding. The preferences, limitations and relative rights of the preferred shares are to be determined by our Board of Directors prior to issuance of any shares of preferred stock.

     There is no other material rights of the common or preferred shareholders not included herein. There is no provision in our charter or by-laws that would delay, defer or prevent a change in our control.

DEBT  SECURITIES.
     We  have  not  issued  any  debt  securities.
ITEM  13.     INTEREST  OF  EXPERTS  AND  COUNSEL

     Our Financial Statements for the year ended December 31, 1999, have been included in this prospectus in reliance upon Perrella & Associates, P.A., independent Certified Public Accountants, as experts in accounting and auditing.

ITEM 14. DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by our directors, officers or controlling persons in the successful defense of any action, suit or proceedings, is asserted by such director, officer, or controlling person in connection with any securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issues.

ITEM  15.     TRANSACTIONS  WITHIN  LAST  FIVE  YEARS

     On July 30, 1996 we issued 100 shares of our common stock to Duane Bennett, our president, in connection with his services connected to our formation.

 On June 30, 2000, we declared a forward stock split in the form of a stock dividend in the ratio of 80,000 for 1 of our common shares. As a result, Mr. Bennett's 100 shares were exchanged for 8,000,000 of our common shares.

     On about February 15, 1998, we borrowed a total of $191,449 from Mr. Bennett in order to purchase a parcel of property in North Carolina from Kethcie Park Properties, a Limited Liability company located in Mooresville, North Carolina. We do not have any affiliation with Ketchie Park Properties. The promissory note was unsecured, due on demand and carried an interest rate of 6% per annum. On February 10, 2000, we repaid Mr. Bennett a total of $127,976 reflecting the unpaid principal balance of the loan plus accrued interest. The loan was repaid using the proceeds of a sale of the underlying property.

     In February1998, we purchased an 88-acre land tract located in Mooresville, North Carolina, in the County of Iredell. We divided that land into the following 3 separate land tracts that were sold during the period between February 1998 and March 2000, as follows:

67-Acre  Land  Tract:
     We sold this land tract in February 1998 for $865,000 Landcraft Properties, Inc. of Charlotte, North Carolina. We had no affiliation nor did our officers or directors with Landcraft Properties, Inc. Landcraft Properties then proceeded to perform the work necessary for the construction of roads and water and sewer lines, including the clearing of land and trees as well as land surveying. We provided the following services to Landcraft Properties development of the 67-acre land tract:
-     Environmental  approvals;
-     Zoning  approvals;
-     Water  and  sewer  authority  approvals;
-     Engineering  approvals;  and
-     Lot  surveying.

     Our contribution in this regard permitted Landcraft Properties to begin selling approved lots to homeowners and builders in order that they may begin the construction of single-family homes.

19-Acre  Land  Tract:
     We optioned to sell a 19-acre land tract for $322,974. That option was provided to Landcraft Properties in November 1998 wherein ABC Realty, Inc. agreed to manage and pay all costs associated with maintaining the property. Landcraft Properties intends to sell approved lots to homeowners and builders for the construction of single-family homes.

1.5  Acre  Land  Tract  with  an  Existing  2,200  square  foot  home:
     The original 67-acre land tract included a 2,200 square foot home on a 1.5-acre lot that needed improvements to put in saleable form. Specifically, we repaired the home's gutters, painted the home's interior, replaced the home's existing garage door and removed excess trees from the property. We completed these improvements in approximately three months and in March 2000 sold the home and the 1.5-acre lot to James and Michell Pawlak through a realtor for $134,500.

On June 7, 2000, we entered into a Consulting Services Agreement with Greentree Financial Services, Corp. Under the terms of the agreement, Greentree Financial Services, Corp. has agreed to use its best efforts to assist us in having our common stock publicly traded. In exchange for the following services, we have agreed to pay Greentree Financial Services Corp., $36,475 and 512,500 shares of our common stock:
-     Assistance  with  the preparation of our Form SB-2 registration statement;
-     State  Blue-Sky  compliance;
-     Selection  of  an  independent  stock  transfer  agent;  and
-     Edger  services.

     We  are  not  a  subsidiary  of  any  corporation.

We  changed  our  name  to  Xenicent,  Inc.  on  November  8,  2000.

ITEM  16.     DESCRIPTION  OF  BUSINESS

BUSINESS  DEVELOPMENT.
     We were incorporated in North Carolina on July 26, 1996 as Great Land Development Co. We changed our name to Xenicent, Inc. on November 8, 2000. We have engaged in the business of real estate consulting and purchasing and reselling vacant tracts of land, primarily in the North Carolina area. We have never been the subject of any bankruptcy or receivership. We have had no material reclassification, merger, consolidation, or purchase or sale of a significant amount of assets not in the ordinary course of business.

PRINCIPAL  PRODUCTS  AND  SERVICES.
     We have a real estate consulting and a real estate development business. Real estate land development consists of purchasing the land, and actually completing all the evaluations at our own expense, as follows:
-     Providing  site  inspections;
-     Reviewing  enviromental  engineering  reports;
-     Arranging  for  surveyors  to  determine  property  lines;
- Encroachments, where lakes and environmental impacts are located in conjuction to the developable land;
-     Obtaining  bank  financing;
-     Completing  zoning  approvals

            Our real estate consulting business, on the other hand, performs essentially the same services, but is not responsible for actually completing and paying for the labor to be completed. Additionally, with consulting one of our primary objectives is to link the seller and buyer together and help the buyer achieve these evaluations at their expense.

OUR  LAND  DEVELOPMENT  BUSINESS:
     We have targeted North Carolina as our principal market. In Charlotte, North Carolina, approximately 10,000 single housing units are being built each year. An additional 5,000 units are being built each year in the counties surrounding Charlotte.

 We have targeted South Carolina to a lesser extent. We have not conducted any real estate development in South Carolina or have any contracts providing for any real estate development. In addition, we have not developed any contacts with developers, subcontractors or any other real estate affiliated entities to assist us in conducting our business in South Carolina. We currently do not have a timetable for targeting properties in South Carolina and do not expect to do so until our real estate development is underway in North Carolina.

     Our success will be dependent upon implementing our plan of operations and the risks associated with our business plans. We operate a land development and resale business in the Charlotte, North Carolina area. We also plan to provide land development consulting services to various unrelated developers and builders. We plan to strengthen our position in these markets. We plan to expand our operations through our acquisition and/or development of land parcels.

     We presently have no land parcels available for resale, nor do we have any contracts to purchase land parcels. In addition, we are not currently in negotiations for the purchase of any land parcels. We anticipate that we will begin to locate and negotiate for the purchase of land tracts in North Carolina during the second quarter of 2001. We hope to acquire additional real estate parcels this year, and to utilize the proceeds from the resale of those parcels, along with its revenues from consulting services, to pay our operating costs for the next twelve months; however, there are no assurances that this revenue will be sufficient to cover our operating costs. Accordingly, if our revenues are not sufficient, we will rely upon capital infusions from our president; however, there are no assurances that our president will have sufficient funds to provide such capital infusions.

OUR  LAND  DEVELOPMENT  REQUIRES  US  TO  PERFORM  THE  FOLLOWING  TASKS:
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ZONING  APPROVAL
     Prior to purchase of any land parcels, we will obtain verification of zoning approval from the local county and city governments. After the purchase of land tracts, we will seek to obtain governmental zoning approvals to build houses, condominiums, and townhouses, as the land would allow for what we perceive to be the most advantageous use.

 The  ideal  conditions  we  look  for  regarding  zoning  approval  are:
-     The  existing  zoning  in  place  is  consistent  with  our  intended use.
- The property is located in an area or zone in which the present property value will increase when zoning approval is complete
- The intention of the city or county for the specific use of land in a specific area is consistent with our development objectives.

Factors pertaining to zoning approval that would weigh against our land development are:
- The property that we wish to develop is zoned for only one type of use that is inconsistent with our development plans.
- The political intentions regarding the land we wish to develop is inconsistent with our development plans.
- The environmental hazards or environmental impact on the to be developed area may hinder our intended zoning use.

SOIL  TESTING
     Prior to purchasing land tracts, we will obtain and arrange for soil testing from a North Carolina soil surveyor. We will obtain complete soil tests from certified soil engineers to determine the quality of the soil for construction of buildings or homes.

  The  ideal  conditions  we  look  for  regarding  soil  testing  results  are:
- Compactable soil with a silty clay base that allows for a proper foundation to support residential building structures.
- Soil without rocks that is compatible to a proper foundation and construction
-     Plant  decomposition  that  is  compactable

     Factors pertaining to soil testing that would weigh against our land development are:
- Soil that contains rocks, plant decomposition, or bultaul that is a near impossible soil to compact that found commonly in the North Carolina area.
- Imported soil into the to be developed area that would be incompatible with domestic soil when mixed together because of its lack of compatible properties.

RECORDED  AND  APPROVED  PLOT  PLAN
     Prior to purchasing land tracts, we will obtain a recorded and approved plot plan. We will obtain complete approvals stamped by the local registry of deed of subdivision approvals.

      We may be unable to obtain a recorded and approved plot plan under the following conditions:
-     If  we  are  unable  to  obtain  proper  zoning  approval.
-     If  there  are  defects  as  to  the  property's  title.
- Subdivision bylaws that are adverse to federal housing laws and regulations.

     If we are unable to obtain an approved plot plan we will not proceed with our contemplated land development or we will:
- Attempt to sell the property to a buyer that has a different planned property use compatible with city ordinances for gaining plot approval.
- Attempt to locate a landholder to exchange the property for land that we are able to obtain an appropriate plot approval.
-     Attempt  to  return  the  property  to  the  seller.


EXISTING  WET  LAND
     Prior to purchasing land tracts, we will obtain maps indicating where existing wetlands are located. We will obtain from local engineering firms wetland evaluations for parcels of lands. Our assessment will include site inspections and our review of detailed maps.

 The ideal conditions under which we would be able to proceed with our land development would be:
-     The  existence  of  no  wetlands  or  environmentally  sensitive  areas.
- If the wetland and the environmentally protected areas are located only on an isolated section of the property we wish to develop.

     The following conditions would dissuade us from proceeding with our land development:
- The wetlands that are unable to be impacted, as a percentage of the total area to be developed, would exceed 20%.
- The portion of the property that is considered wetlands contains historical monuments or rare or endangered animal species.
- The wetland analysis indicates that we would be unable to pave appropriate roadways or would otherwise restrict needed access to the property.

SURVEY.
     Prior to purchasing land tracts, we will arrange for a stamped North Carolina surveyor that will conduct a survey that includes a complete listing of all the features required by law to be in a certified survey, including metes and bounds distance total number of acres, streams, public easements, private easements and topography of the site.

 The ideal conditions regarding the survey that would permit us to proceed with our land development would be:
- All the land we intend to develop is available for our intended development use.
- The topography or terrain, such as the presence of mountains or hills that would restrict a residential housing project, would not prevent our intended development.

     The results of our analysis of the wetland evaluations and maps that would dissuade us from proceedings with our land development would be:
-     A  survey  that  contains improper or insufficient historical survey work.
-     The  topography,  or  terrain,  would  prevent  our  intended  use.

SKETCH  PLAN
     Prior to purchasing land tracts, we will arrange for a sketch plan indicating where trees and bushes are required to be planted within the subdivision. We will provide a complete parks and recreation artist sketch plan that indicated where all required improvements must be located.

     The conditions that would weigh in favor of our proceeding with our land development would be:
- A sketch plan that would allow enough density or housing improvements to obtain a substantial profit from the contemplated development.
- A sketch plan that has administrative staff approval within the administering governmental agency that governs the building and zoning standards

     The conditions that would negatively impact upon proceeding with our land development would be:
-     The  topography  or  terrain  is  unsuitable  for  development.
- The existence of rare plant or animal life that could adversely affect our ability to move certain trees or bushes due to local regulations, the removal of which is necessary to our development.

PUBLIC  AGENCIES  THAT  REGULATE  LAND  DEVELOPMENT
     We will assemble names and address of all public agencies that regulate land development, with the following information for our personal records:
-     Name  of  city  with  jurisdiction;
-     Name  of  county  with  jurisdiction;
-     Name  of  planning  director;
-     Name  of  City  Engineer;
-     Name  of  waste  authority;
-     Name  of  sewer  authority;  and
- Name and contact of State Department of Transportation driveway permit approvals

The conditions that would weigh in favor of our proceeding with our land development would be
-     Existing  state  environmental  regulations  meet  our project objectives.
- The Federal Environmental Management Agency, which administers the development of all areas prone to heavy flooding or accumulation of precipitation, approves our property for development.
- The local police and fire department have overcrowding and evacuation standards that would be consistent with our project.
-     City  water  and  sewer  capacity  meet  the  requirements of our project.
- Having adequate property access that conform to U.S. Department of Transportation guidelines.

     The conditions pertaining to regulatory information that would negatively impact upon proceeding with our land development would be:
-     Not  having  adequate  sewer  and  water  capacity.
- Restrictive access to the property such as the absence of roads or bridges.
-     Environmental hazards that would prevent our intended use of the property.

PERMITS
     We will obtain copies of permits for necessary governmental agencies. We will provide all copies and a checklist necessary to verify all existing permits.

We  may  be  unable  to  obtain  permits  because:
- The quality of the soil does not meet the requirements for our residential building projects.
-     The  existence  of  wetlands.
-     The  existence  of  hazardous  waste  materials.
- The existence of setback requirements, such as city regulations requiring a property to be 100 feet in depth from the road.
-     Our  development  project  is  too  close  to  other  properties.
- If our development required an exemption for our intended use, city officials will not grant an exemption for that use.

     If we are unable to obtain permits we will determine why the permit was not granted and whether we can take steps to cure the permit denial. For instance, we can:
-     Re-apply  for  the  permit  with  the  permitting  agency.
- Provide copies of existing regulations that we believe permit use of the property for our intended purpose.
-     Appeal  to  the  local  governmental  authority

     The factors that will weigh in favor or taking steps to cure the permit denial are:
-     Comparable  properties  that  were recently built in the same general area
- Zoning petition exemptions have recently been granted on similar properties
-     A  change in environmental status or regulations that favor a permit grant

     The factors that will negatively impact upon our decision to proceed with taking steps to cure the permit denial are:
-     Costs of obtaining the permit exceed the profit potential in the property.
-     New or emerging environmental issues that prevent the proposed development
- The inability to provide adequate water and sewer for the proposed property.

U.S.  CORE  OF  ENGINEERS/APPROVAL
     We will obtain copies of U.S. Core of Engineers acknowledging their approval of all impacted areas. We will provide all information to acknowledge that the US Core of Engineers has completed a proper assessment.

The  U.S. Core of Engineers may provide approval under the following conditions:
- The property is consistent with their setback requirements, such as properties that we intend to develop are already at least 100 feet in depth from the road.
- The property is consistent with U.S. Core of Engineers requirements for non-disturbance and grading of lakes, ponds and streams.
- The volumes of open spaces around impervious areas are within U.S. Core of Engineers guidelines.

     If we are unable to gain the U.S. Core of Engineers approval we will determine why the permit was not granted and whether we can take steps to cure the permit denial. For instance, we can:
-     Appeal  the  application
-     Submit  the  matter  to  third-party  arbitration
-     Engage  in  litigation

     The factors that will weigh in favor or taking steps to cure the non-approval are:
- If an error in interpretation was made on behalf of the U.S. Core of Engineers regarding the ordinances.
- A recommendation from a city official that outlines the benefits of the property to the community.

     The factors that will negatively impact upon our decision to proceed with taking steps to cure the non-approval are:
- Costs of obtaining the approval exceed the profit potential in the property.
-     New  or  emerging  environmental  issues that prevent the desired building
- The inability to provide the adequate water and sewer for the proposed property.

DRIVEWAY  PERMITS
     We will obtain copies of State Department of Transportation driveway permits. We will obtain full maps and permits as was approved by the State Department of Transportation. The State Department of Transportation may not issue driveway permits because:
-     The  proposed  roadways  due  not  have  adequate  width.
- The proposed roadways would potentially produce traffic levels above the locations zoning.
-     The proposed roadways interfere with environmentally protected properties.

     If we are unable to obtain driveway permits we will determine why the permit was not granted and whether we can take steps to cure the permit denial. For instance, we can:
-     Appeal  to  the  Head  Engineer in the state where the property is located
-     Re-draft  the  plan  to  satisfy  the  agency  requirements
-     Submit  the  matter  to  third-party  arbitration

     The factors that will weigh in favor or taking steps to cure the non-approval are:
-     We  have  made changes in the physical design of the driveway or roadways.
-     Influence  on  city  boards,  including  possible  exception  grants.
-     Increases  or  decreases  in  right  of  way

     The factors that will negatively impact upon our decision to proceed with taking steps to cure the non-approval are:
-     Costs of obtaining the permit exceed the profit potential in the property.
- The layout of the property is such that we are unable to provide the necessary right of ways.

PROPOSED  ROAD  OR  ROADWAYS
     We will obtain copies of all approved road plans. We will obtain all maps and engineering road profiles as would be required to obtain approvals to construct any proposed road or roadways.

     The ideal conditions indicated in the maps and engineering road profiles that would weigh in favor of our obtaining approval from the State Department of Transportation to construct the proposed road or roadway are:
- We are in compliance with the state government's design for the build out of the roadways.
-     Our  roadways  are consistent with the appropriate environmental standards
-     The  width  of  the  road  would  accommodate the intended use of the road
- The collector, or main road, street would have enough traffic regulation devices, such as signage and/or traffic lights.

     The conditions that would be indicated in the maps and engineering road profiles that would weigh against our obtaining approval from to construct the proposed road or roadway are:
- The inability to obtain dedicated right of ways consistent with state regulation.
- Environmental impacts of stream or lake crossing are against state regulation.
-     The  roadway  would  negatively  affect  the  drainage  in  a flood plain.

SEWERAGE  DISPOSAL
     We will obtain notices of approvals of proper sewerage disposal. The notices of approval are likely to be approved under the following conditions:
-     If  there  is  enough  existing  capacity  within  existing  sewer  lines.
- If we have the ability to build parallel sewerage next to existing sewer line.
- If there were an existing slope within existing sewer lines that would accommodate the extra capacity.

We will have difficulty in obtaining notices of approval of proper sewerage disposal if the following conditions are present:
-     No  capacity  within  existing  sewer  lines
-     Inappropriate  existing  sewer  lines
- Sewage line is unable to be installed in such a way whereby the lines cause a downward flow sewage material.

If we have difficulty in obtaining notices of approval we will decide whether we should take the following steps to obtain such approval:
-     Build  a  septic  system
- Install a mound system, which is a system similar to a septic tank that allows certain water absorption into the ground.
-     Install  storage  tanks  to pump and haul sewerage away from the property.

We will obtain flow and volume calculations and total sewerage discharge into public or private systems. Flow and volume calculations indicate the ability of specific sewer lines to handle certain quantities of sewerage. We use the flow and volume calculations for the purpose of:
-     Sizing  of  pipes
-     To  design  additional  sewers
-     Measure  the  rate  and  volume  of  sewerage  intake  into existing lines

WATER  USE
     We will obtain notices of approvals for proper water use. The conditions under which notices of approvals for proper water use would likely be approved are:
-     Appropriate  water  pressure  within  the  existing  line
-     Properly  sized  primary  and  secondary  water  lines

If  we  do  not  obtain  the  notices of approvals for proper water use we will:
-     Appeal  the  approval  to  the  water  and  sewer  authority.
-     Use  a  well  water  system
- If the property is located such that municipal water sources are too distant for usage, we could tap into water well.

We will obtain all the necessary calculations from testing as may be required by local and state authorities to assure adequate drinking water standards. These water quality calculations are always done before purchase of the property to attempt to mitigate such a situation. We would not purchase a property that did not have an adequate public water supply. These calculations would consist of:
- Availability of proper flow of water, based on anticipated water consumption
- Water quality testing to ensure safe drinking water that would detect acceptable levels of bacteria, nutrients, and chemical.

The purpose of obtaining these calculations is to ensure adequacy of public water quality. If the calculations indicate that the drinking water does not conform to local and state standards we will:
-     We  would  attempt  to remedy to water supply with a system of filtration.
- We would consider selling or trading the property and obtaining a property with suitable standards.

ENDANGERED  SPECIES
     We will obtain copies of all endangered species affecting the property. We will obtain a site visit by a licensed engineer to determine the impact of any endangered species. We will also have the property reviewed by an endangered species specialist to determine the existence and impact of any endangered species. If we receive adverse information regarding endangered species affecting the property and we determine that the endangered species are adverse to our intended use of the property, we would not proceed with the purchase pf the property.

HISTORICAL  DESIGNATION/  IMPACT  OF  HISTORICAL  DESIGNATIONS
     We will obtain copies of all historical designation affecting the property. We will obtain a site visit by a licensed engineer to determine the impact of historical designations. If the property has historical designation status, we will apply for permit approval that is consistent with the location's historical designation. If we are unable to receive permits for our intended use due to the location's historical designation, we will not proceed with the purchase of the property.

ENGINEERING  DEPARTMENT  APPROVALS
     We will obtain approval letters from local governmental engineering departments. All approvals from the local and state engineering departments will include necessary site visits and approval meeting all requirements. Each individual municipality and city has its own engineering department with its own set of rules. Each engineering department publishes various requirements pertinent to the local area such as:
-     Road  design;
-     Site  design;
-     Water  services;
-     Sewer  service;
-     Police  and  fire  protection.

      Prior to purchase of a property, we review these regulations to determine whether our future development is economically feasible; if not, we will not proceed with the purchase of the land.

VARIANCE  BOARD  APPROVALS
We will obtain all variance board approvals. We will obtain all correspondences and approvals from any variances board necessary to achieve our approvals to accommodate development that otherwise would not be approved within their normal building usage, including possible petitions and exception applications for our intended use of the land. Generally, these requirements are reviewed by the appropriate city council to determine whether the project is beneficial to the city. If we are unable to obtain variance board approvals we will petition the city council for an exception for the use of the land. We will also attempt to get the community involved through written petitions if the project is believed to add value to the local area. If we are still unable to gain variance approval, we will not purchase the property.

COMPLETE  APPROVALS  OF  PROPOSED  BUILDERS'  APPROVALS
     We will obtain all necessary documentation to verify complete approvals of proposed builders' approvals. Builder's approvals show that the property can be used for the builder's desired purpose. Builder's approvals are obtained by the builder and are written into the contract prior to purchase to ensure that the builder can develop the property as desired.



GROSS  MARGINS
Gross margins on our land development vary depending on many factors including, purchase and selling price, extent of land development, and length of holding time to sale. Gross margins typically range from ten to thirty percent. On a historical basis, we realized gross margins of approximately thirty percent for the first eleven months of 2000 and gross margins of fifteen percent during the year ended December 31, 1998. We conducted no land development during 1999. Cost of land sold includes the acquisition price of the parcels plus direct capital improvements made to develop the properties. Such direct expenses would typically include land evaluation, environmental testing, obtaining engineering reports, zoning, development costs, and renovation costs.

PROPERTY  LOCATION  PROCEDURES

     We  conduct  a  preliminary  analysis  that  consists  of:
- Reviewing real estate sales based on information provided by local board of realtors associations and our review of the census tract increases. The real estate sales information that we may obtain that would weigh in favor or our proceeding with land purchase or development would be:
o     High  volume  of  sales  within  the  specific  area
o     New  schools  and  major  commercial  developments  in  the  area
o     Improved  state  and  city  roads  in  the  area

The real estate sales information that we may obtain that would weigh against our proceeding with land purchase or development would be:
o     Hazardous  waste  in  the  area
o     High  crime  in  the  area
o     Overcrowding  in  the  area

- Reviewing the last year's sales within zip codes and those specific zip codes that about the number of building permits received. The last years real estate sales information that we may obtain that would weigh in favor or our proceeding with land purchase or development would be:
o     A  high  volume  of  permits  received
o     Permits  granted  for  similar  projects  that  we  are  considering

The last year's real estate sales information that we may obtain that would weigh against our proceeding with land purchase or development would be:
o Low volume of permits received, or few permits granted for the type of usage we are considering.
o     Permits  denied  for  projects  similar  to  what  we  are  considering

     The conditions and/or data that we analyze we look for to purchase or develop properties are:
- Demographical data that suggests increased demand for a specific area. The demographical data that would weigh in favor of our proceeding with land purchase of development would be:
o Increase in industrial activity such as a major corporation moving into the area creating new jobs and increasing residential housing demand.
o     Increase  in  the  population's  median  income levels for a certain area.
o     Low  crime  rate  in  the  area

The demographical data that would weigh against our proceeding with land purchase or development would be:
o     Migration  of  industrial  companies  outside  the  area.
o     Decrease  in  income  levels
o     High  crime  rate  in  the  area
o Data pertaining to new home building permits in surrounding counties suggesting a shift in demographics. The factors pertaining to new home building permits that would weigh in favor of our proceeding with land purchase of development would be:
     Increase  in  dollar  value  of  permits
     Increase in style of permits. For example, if we were considering developing residential housing, we would consider it beneficial if the permits of residential complexes are on the increase relative to commercial style permits.

The factors pertaining to new home building permits that would weigh against our proceeding with land purchase of development would be:
o     Decrease  in  dollar  value  of  permits.
o     An  increase  in commercial activity relative to the residential activity.
o New schools that are projected to be built in any particular community which create a demand for new home building permits within a twelve-block radius of the projected site of the school. Whether these projected new schools would create such a demand would be dependent upon the following factors:
     The  quality  and  size  of  the  school
     The  amenities  of  the  school
     The  average  SAT  scores  within  the  school
o Governmental and private investment into infrastructure services such as road construction, water and sewer services provided to an area that was not previously served. The factors pertaining to infrastructure investment that would weigh in favor of our proceeding with land purchase or development are:
     The  building  of  water  and  sewer  treatment  plant
     The  building  of  new  roads  and  highways
     An  increase  in  local  schools
     An  increase  in  police  and  fire  protection  in  the  area

The factors pertaining to infrastructure investment that would weigh against our proceeding with land purchase or development are:
o The government's decision not to build or upgrade a water and sewer treatment plant.
o     The  closing  of  roads  and/or  highways  in  the  area
o     Budget cutbacks in the schools, police department, and/or fire department.
o The level of possible job creation in a particular area, such as a projected industrial plant or high tech service company.

     We do not consider any particular type of land or particular amount of land for our projected purchase or development of land. The amount of land that we may acquire, resell or develop may range between 1 and 500 acres.

     We will locate such areas that we will consider building by using analysis reports by area that are obtained from a real estate office, such as ABC Realty, our related entity. These reports include yearly trends, school building plans, market comparative reports, and zoning implications. We will locate properties through the following:
1.     Direct  mailing  to  landowners  of  record.
2. Direct mailing and telephone communication with local real estate offices.
3. Reviewing tax documents and liens and distressed properties such as foreclosures by obtaining copies of county records.
4. Reviewing shifts in demographical information provided that census bureau; school board, building permits issued, periodic code, and improvements in road construction.

We intend to buy existing tracts of land with a minimum size of one (1) acre. Our intention is to improve the land tracts we agree to buy and increase the value of the specific tract of land by our development.

     In order to determine and evaluate the fastest growing areas, we will obtain reports from report surveys and reporting companies. These reports will provide detailed information that we will then study to determine where the next area of growth will occur.

     We will also rely on general building permit records to ascertain totals of number of new buildings built in a new area. We will also rely on information provided by the U.S. Census Bureau to obtain information pertaining to population shifts and number of total people in a specific area. We plan also to compare the population figures from the 1990 census with those of the 2000 census.

1.     DETAILED  MARKET  AND  FINANCIAL  ANALYSIS.

     We will perform detailed market and financial analysis regarding each property we decide to review for purchase so as to determine whether the specific location is appropriate for acquisition and development. That detailed information will include the following:
-     Number  of  parcels  on  the  market.
-     Number  of  parcels  sold  in  the  past  12  months.
-     Sales  prices  asked  per  parcel.
-     Sales  price  sold  per  each  parcel.
-     Total  square  footage  and  acreage  per  land  parcel
-     Total  number  of  units  allowed  per  acreage  plot.
-     Total  number  of  pending  closings  per  land  parcel.
-     Total  number  of  acres  impacted  by  wet  lands
-     Total  number  acres  impacted  by  endangered  species
-     Total  number  of  acres  with  lakes  or  waterways  on  them

PURCHASE  PROCEDURES:
     Once we have located a property that we may want to purchase, we will ascertain whether the landowner is willing to sell the property. We then negotiate a purchase price and ask the following questions of the prospective seller and/or obtain answers to the following questions from third parties:

- When does the landowner want to sell and close? The ideal conditions we look for regarding this factor are:
o     The  seller  is  willing  and  able  to  sell  within  a six-month period.
o Typically, the timing and motivation of sellers to enter into contract to sell land may include several factors such as: estate planning, gifts to family,age, health and other personal factors.
- How much of the land will the landowner sell? The ideal conditions we will look for regarding this factor are:
o We would typically request all of the land so that we had more property for development, and have greater economies of scale with respect to negotiating purchase price.
- How much will the landowner sell the land for? The ideal conditions we will look for regarding this factor are:
o The price is below market value. We determine market value through appraisals and comparable sales reports in the area.
o With respect to price, we would also consider value trends, such as historical yearly increases in property values



What is the current zoning on the land? The ideal conditions we will look for regarding this factor are:
-     Existing  zoning  in  place  consistent  with  our  intended  use
- Property located in an area or zone whereby the value is decreased in exchange for completing zoning to become consistent with the area or zone zoning.
- The intention of the city or county for the specific use of land in that area to be made consistent with our intended use.


- Can the zoning on the land be changed to accommodate another use? The conditions we will look for regarding this factor are:
o It would not be cost prohibitive to change for other purposes that require changes in zoning.
o It would increase the value of the land to change the zoning to accommodate such a use.
- Are there any title defects on the title? The ideal conditions we will look for regarding this factor are:
o     No  liens  and/or  encumbrances.
o The buyer is able to deliver a clean title within the time we would like to close.
- Does the landowner have title insurance on the property? The ideal conditions we will look for regarding this factor are:
o     The  landowner  has  title  insurance  on  the  property.
o     The  landowner  is  able  to  secure  title  insurance  on  the  property.
o     We  would  be  able  to  obtain title insurance on the purchased property.

     We will provide the answers to these questions to the following trained professionals who are trained in the area of verifying the information.
-     Cacie  Reporting  Services
     Arlington,  Virginia
-     Hunter  And  Brown  Consultants
     Concord,  North  Carolina
We do not have any contracts with these firms ensuring their services on an ongoing basis. We plan to hire these firms on a per job basis.

     We will obtain the following documents from the seller during our due diligence on the property:
-     General  maps;
-     Topographical  maps;
-     Environmental  reports
-     Copies  of  existing  zoning  maps  and  regulations;
-     Conduct  land  inspection  procedures;
-     Proposed  zoning  regulations;
-     Deeds;
-     Title  insurance;  and
-     Tax  bills.

     We then verify the accuracy of these documents and determine how the information contained in the documents impacts the property that we are considering to purchase.

OUR  FINANCING  PROCEDURES:
     We will attempt to obtain financing from local banks doing business within the area where we are attempting to purchase property. Our president has, in the past, personally guaranteed repayment of debt for land purchases along with necessary corporate guarantees and we plan to use such guarantees in the future, if necessary; however, there are no assurances that our president, or we, will be in a financial position to do so. We do not have any written agreements now or in the past with our president, Mr. Bennett, obligating him to guarantee repayment of future debt or any of our other obligations. Our president is not otherwise under any legal obligation to provide us with capital. We hope to leverage the property with a financial institution or private lender so that funds are available based on the collateral of the property.

The  procedures  for  obtaining  our  financing  are  as  follows:
1.     File  application.
2.     Credit  checks,  property  appraisal  done.
3.     Loan  documents  drafted.
4. Down payment made that is typically approximately 5 to 10% of the appraised value.
5. Institution lends funds for the balance, less certain transaction fees that are typically between approximately 2 to 3%.
6.     A  lien  is  then  filed  with  the  State  of  North  Carolina.

     There are no assurances that our financing procedures will be adequate to secure the funds needed to sustain our operations.

OUR  REAL  ESTATE  CONSULTING  SERVICES:
----------------------------------------
     We will provide the following consulting services to land developers and building contractors:

ZONING  APPROVAL
     Verification of zoning approval from the local county and city governments. We will apply on the behalf of the landowner with the local government to obtain governmental approvals to build houses, condominiums, and townhouses, as we would request.
The ideal conditions we will look for on behalf of our clients regarding zoning approval are:
-     Existing  zoning  in  place  consistent  with  our  intended  use
- Property located in an area or zone whereby the value is decreased in exchange for completing zoning to become consistent with the area or zone zoning.
- The intention of the city or county for the specific use of land in that area.

     Factors pertaining to zoning approval that would weigh against land development are:
- The property only is zoned for one type of use that is not consistent with our development plans.
- The political intentions for a particular area of land are not consistent with our development plans.
- The environmental hazards or environmental impact on the area could hinder or intended zoning use.

SOIL  TESTING
     Arrange for soil testing from a North Carolina soil surveyor. We will obtain complete soil tests from certified soil engineers to determine the quality of the soil to build building.

  The ideal conditions we would look for on behalf of our clients regarding the results of soil testing are:
- Compactable soil with a silty clay base that allows proper action to support residential building structures.
- Soil without rocks, plant decomposition, and absence of 'bultaul', which is a near impossible soil to compact, found commonly in North and South
      Carolina.

     Factors pertaining to soil testing that would weigh against land development are:
- Soil that contains rocks, plant decomposition, or 'bultaul' (near impossible soil to compact found commonly in the Carolinas).
- Soil that has been imported into the area that would not be compactable or would not mix with domestic soil.

PLOT  PLAN
     Arrange for a recorded and approved plot plan. We will obtain complete approvals stamped by the local registry of deed for approvals of subdivision approvals.


     We may be unable to obtain a recorded and approved plot plan on behalf of our clients under the following conditions
-     If  we  are  unable  to  obtain  proper  zoning  approval.
-     If  there  are  defects  as  to  the  property's  title.
- If there are subdivision bylaws that are against the federal housing laws and regulations For example, there are certain we must comply with regarding a 'equal housing opportunity' for our proposed project.

If we are unable to obtain an approved plot plan on behalf of our clients we will advise our client not to proceed with contemplated land development or we will advise our clients to:
- Attempt to sell the property to a buyer that has a different planned property use.
- Attempt to locate a landholder to exchange the property for land we are able to obtain an appropriate plot approval.
-     Attempt  to  return  the  property  to  the  seller.

WET  LANDS
     Maps indicating where existing wetlands are located. We will obtain from local engineering firms wetland evaluations for parcels of lands. This assessment will include site inspections, detailed maps and review of those maps.

The ideal conditions (conditions) regarding our analysis of the wetland evaluations and maps that would permit our clients to proceed with our land development would be:
-     The  existence  of  no  wetlands  or  environmentally  sensitive  areas.
- If the wetland and the environmentally protected areas are on an isolated section of the property.

     The results of our analysis of the wetland evaluations and maps that we would dissuade our clients from proceedings with land development would be:
- The wetlands that are unable to be impacted, as a percentage of the total area to be developed, would exceed 20%.
- The property contains historical monuments or rare or endangered animal species.
- The wetland analysis concludes that we would be unable to pave appropriate roadways or is in some way restricting needed access to the property.

SURVEY
     Arrange for a stamped North Carolina surveyor that will conduct a survey to include a complete survey listing all the features required by law to be in a certified survey, including metes and bounds distance total number of acres, streams, public easements, private easements and topography of the site.

     The ideal conditions regarding our certified surveys that would permit our clients to proceed with land development would be:
-     That  all  of  the  land  would  be available for development as intended.
- The topography, or terrain, would not prevent out intended development. For example, numerous, mountains or hill would restrict a residential housing project.

     The results of our analysis of certified surveys, which we would attempt to dissuade our clients from proceedings with land development, would be:
- A survey that does not have closure as a result of improper or insufficient historical survey work.
-     The  topography,  or  terrain,  would  prevent  our  intended  use.

SKETCH  PLAN
     Arrange for a sketch plan indicating where trees and bushes are required to be planted within the subdivision. We will provide a complete parks and recreation artist sketch plan rendering as to where all required improvement must be located.

     The conditions pertaining to the sketch plan that would weigh in favor of our clients proceeding with land development would be:
- A sketch plan that would allow enough density, or housing improvements, to obtain a substantial profit from the development.
- A sketch plan that has administrative staff approval within the administering governmental agency.

     The conditions pertaining to the sketch plan that would negatively impact upon proceeding with land development would be:
-     The  topography,  or  terrain,  is  unsuitable  for  development.
- The existence of rare plant or animal life that could adversely affect the required trees or bushes in the area. For example, we may be unable to effectively move certain trees or bushes due to local regulations.

PUBLIC  AGENCIES  THAT  REGULATE  LAND  DEVELOPMENT
     Provide names and address of all public agencies that regulate land development, with the following information: name of city with jurisdiction, name of county with jurisdiction, name of planning director, name of City engineer, name of waste authority, name of sewer authority, name and contact of State Department of Transportation driveway permit approvals.

     The conditions pertaining to regulatory information that we assemble that would weigh in favor or our clients proceeding with land development would be:
- Existing state regulations with regard to the environment meet our objectives of the project.
- The Federal Environmental Management Agency (FEMA), which administers the development of all areas prone to heavy flooding or accumulation of precipitation, approves our property for development.
- The local police and fire department have certain overcrowding and evacuation standards that would be consistent with our project.
- Water and sewer capacity with the city meets the requirements of the project.
- Having adequate property access to meet the Department of Transportation's guidelines.

     The conditions pertaining to regulatory information that would negatively impact upon proceeding with land development would be:
-     Not  having  adequate  sewer  and  water  capacity.
- Restrictive access to the property such as if roads or bridges are not present.
-     Environmental hazards that would prevent our intended use of the property.

PERMITS
     Obtain copies of permits for necessary governmental agencies. We will provide all copies and a checklist necessary to verify all existing permits.

     If we are unable to obtain permits on behalf of our clients we will determine why the permit was not granted and whether we can take steps to cure the permit denial. For instance, we can:
- The quality of the soil does not meet the requirements for our residential building projects.
-     The  existence  of  wetlands.
-     The  existence  if  hazardous  waste  materials.
- The existence of setback requirements. For example, certain cities have regulations that require a property to be 100 feet in depth from the road.
-     Our  development  project  is  too  close  to  other  properties.
-     City  officials  do  not  grant  an  exemption  for  the  properties  use.

     If we are unable to obtain permits we will determine why the permit was not granted and whether we can take steps to cure the permit denial. For instance, we can:
-     Re-apply  for  the  permit  with  the  permitting  agency.
- Provide copies of existing regulation(s) that allow for the properties use.
-     Appeal  with  the  local  governmental  authority

     The factors that will weigh in favor or taking steps to cure the permit denial are:
-     Comparable  properties  were  recently  built  in  the  area
-     Zoning petition exemption have recently been granted on similar properties
-     A  positive  change  in  environmental  status  or  regulations

     The factors that will negatively impact upon our decision to proceed with taking steps to cure the permit denial are:
-     Costs of obtaining the permit exceed the profit potential in the property.
-     New or emerging environmental issues that prevent the proposed development
- The inability to provide adequate water and sewer for the proposed property.


U.S.  CORE  OF  ENGINEERES
     Obtain copies of U.S. Core of engineers acknowledging their approval of all impacted areas. We will provide all information to acknowledge the a proper assessment has been completed by the US Core of Engineers.

     The U.S. Core of Engineers may provide approval under the following conditions:
- The property is consistent with their setback requirements. For example, certain properties may need to be at least 100 feet in depth from the road.
- The property is consistent with their requirements for non-disturbance and grading of lakes, ponds and streams.
- The volumes of open spaces around impervious areas are within their guidelines.

     If we are unable to the U.S. Core of Engineers approval we will determine why the permit was not granted and whether we can take steps on behalf of our clients or recommend steps to our clients to cure the permit denial. For instance, we can:
-     Appeal  the  application
-     Submit  the  matter  to  third-party  arbitration
-     Engage  in  litigation

     The factors that will weigh in favor or taking steps to cure the non-approval are:
- If an error in interpretation was made on behalf of the U.S. Core of Engineers with respect to the ordinances.
- A recommendation from a city official that outlines the benefits of the property to the community.

     The factors that will negatively impact upon our decision to proceed with taking steps to cure the non-approval are:
- Costs of obtaining the approval exceed the profit potential in the property.
-     New  or  emerging  environmental  issues that prevent the desired building
- The inability to provide the adequate water and sewer for the proposed property.

DRIVEWAY  PERMITS
     Obtain copies of State Department of Transportation driveway permits. We will provide full maps and permits as was approved by the State Department of Transportation. Factors that could cause us not to obtain such approval would be:

-     The  proposed  roadways  due  not  have  adequate  width.
- The proposed roadways would bring in traffic levels above the locations zoning.
-     The proposed roadways interfere with environmentally protected properties.

     If we are unable to obtain driveway permits we will determine why the permit was not granted and whether we can take steps to cure the permit denial. For instance, we can:

     The factors that will weigh in favor or taking steps to cure the non-approval are:
-     Appeal  to  the  Head  Engineer in the state which the property is located
-     Re-draft  the  plan  to  satisfy  the  agency  requirements
-     Submit  the  matter  to  third-party  arbitration

     The factors that will negatively impact upon our decision to proceed with taking steps to cure the non-approval are:
-     We  have  made  changes  in  the  physical  design
-     Influence  on  city  boards,  including  possible  exception  grants.
-     Increases  or  decreases  in  right  of  way

APPROVED  ROAD  PLANS
     Obtain copies of all approved road plans. We will provide all maps and engineering road profiles as would be required to obtain approvals to construct any proposed road or roadways.

     The ideal conditions indicated in the maps and engineering road profiles that would weigh in favor of our attempting to obtain approval from the state Department of Transportation on behalf of our clients to construct the proposed road or roadway are:
- We are in compliance with the state government's design for the build out of the roadways.
-     Our  roadways  are consistent with the appropriate environmental standards
-     The  width  of  the  road  would  accommodate the intended use of the road
- The collector, or main road, street would have enough traffic regulation devices, such as signage and/or traffic lights.

     The conditions that would be indicated in the maps and engineering road profiles that would weigh against our obtaining approval on behalf of our
clients  from      to  construct  the  proposed  road  or  roadway  are:
- The inability to obtain dedicated right of ways consistent with state regulation.
- Environmental impacts of stream or lake crossing are against state regulation.
-     The  roadway  would  negatively  affect  the  drainage  in  a flood plain.

PROPER  SEWERAGE  DISPOSAL
     Obtain notices of approvals of proper sewerage disposal. We will obtain flow and volume calculations and total sewerage discharge into the public or private systems.

     The ideal conditions indicated in the maps and engineering road profiles that would weigh in favor of our obtaining approval on behalf of our clients from the Department of Transportation to construct the proposed road or roadway are:
-     If  there  is  enough  existing  capacity  within  existing  sewer  lines.
- If we have the ability to build parallel sewerage next to existing sewer line.
- If there is existing slope within existing sewer lines that would accommodate the extra capacity.

The conditions that would be indicated in the maps and engineering road profiles that would weigh against our obtaining approval on behalf of our clients from the local water sewer authority to construct the proposed road or roadway are:
-     No  capacity  within  existing  lines
-     Inappropriate  existing  sewer  lines
-     Inability  to  gravity  feed  the  service  of  the  property

PROPER  WATER  USE
Obtain notices of approvals for proper water use. We will provide all the necessary calculations, testing as may be required by local and state authorities to assure adequate drinking water standards. Ideal water condition would be:
-     Appropriate  water  pressure  within  the  existing  line
-     Properly  sized  primary  and  secondary  water  lines
- If the property is located such that municipal water sources are too distant for usage, we could tap into water well.

If we do not obtain the notices of approvals for proper water use on behalf of our clients we will:
-     Appeal  the  approval  to  the  water  and  sewer  authority.
-     Use  a  well  water  system

 On behalf of our clients, we will obtain all the necessary calculations and testing as may be required by local and state authorities to assure adequate drinking water standards. These calculations would consist of:
- Availability of proper flow of water, based on anticipated water consumption
- Water quality testing to ensure safe drinking water. Such testing would detect acceptable levels of bacteria, nutrients, and chemical.

The  purpose  of  obtaining  these  calculations  is:
-     To  ensure  adequacy  of  public  water  quality

If the calculations indicate that the drinking water does not conform to local and state standards we will on behalf of our clients:
-     We  would  attempt  to remedy to water supply with a system of filtration.
- We would consider selling or trading the property and obtaining a property with suitable standards. These water quality calculations are always done before purchase of the property to attempt to mitigate such a situation. We would not purchase a property that did not have an adequate public water supply.


ENDANGERD  SPECIES
     Obtain copies of all endangered species affecting the property. We will provide a site visit by a licensed engineer to determine impact of endangered species.
- We have the property reviewed by an endangered species specialist to determine the existence of any endangered species.

     If we receive adverse information regarding endangered species affecting the property we will on behalf of our clients:
- If endangered species are present and would prevent our intended use, we would not proceed with the purchase pf the property.

HISTORICAL  DESIGNATION
     Obtain copies of all historical designation affecting the property. We will provide a site visit by a licensed engineer to determine impact of historical designations.

ENGINEERING  DEPARTMENT  APPROVALS
     Obtain letters for the local governmental engineering department approvals. All approvals from the local and state engineering departments will include necessary site visits and approval meeting all requirements.

VARIANCE  BOARD  APPROVALS
     Obtain all variance board approvals. We will provide all correspondences and approvals from any variances board necessary to achieve our approvals.

PROPOSED  BUILDERS'S  APPROVAL
     We will provide all necessary documentation to verify complete approvals of proposed builders' approvals.

MARGINS  IN  OUR  REAL  ESTATE  CONSULTING  SERVICE:
     Gross margins on our consulting services typically would exceed ninety percent as the third-party builder pays for the majority of the development costs. We may pay for certain expenses such as land evaluation. During our consulting project in 1999 with Humphrey and Associates we paid approximately $2,210 in direct costs on $126,933 in revenues. This may vary in the future, however, we expect margins on our consulting services to remain relatively constant.

GRADING  CONTRACTORS:
-     McCallum  Grading  of  Monroe,  North  Carolina

REALTORS:
-     Lakeland  Realty  or  Mooresville,  North  Carolina


ZONING  SPECIALIST:
-     Walter  Fields  Group  of  Charlotte,  North  Carolina

REAL  ESTATE  ATTORNEY:
-     Kirk,  Palmer  and  Thingpen  of  Charlotte,  North  Carolina
-     James  Scarbough  and  Associates  of  Concord,  North  Carolina

TITLE  INSURANCE:
-     Lawyer  Title  Company  of  Charlotte,  North  Carolina

LAND  DESIGN  SPECIALIST:
-     Wirth  and  Associates  of  Charlotte,  North  Carolina

TOPOGRAPHY  DESIGN  ENGINEER:
-     Aero  Dynamics  of  Charlotte,  North  Carolina

Should we lose any of the services of these subcontractors, we may be unable to hire other subcontractors on acceptable terms. There are no assurances that the services of these firms will be available or we will find their proposed terms acceptable to us.

DISTRIBUTION.
     We have no distribution agreements in place with anyone. We plan to distribute the land we acquire primarily through direct selling efforts to established homebuilders, real estate developers and corporations that may have a need for residential and/or commercial real estate. We plan to contract with real estate brokers, sub-contractors and other agents to assist in us on a project-by-project basis.

NEW  PRODUCTS  OR  SERVICES.
     We currently have no new products or services announced to the public. We will make public announcement in the future upon entering into material contracts to acquire any new real estate projects.

COMPETITIVE  BUSINESS  CONDITIONS.
     We face competition from national homebuilders, local homebuilders, commercial and industrial land developers and farmers. The market for real estate development is highly competitive and subject to economic changes, regulatory developments and emerging industry standards. When a significant tract of potentially suitable land becomes available for sale, there is usually intense competition for that property. Pricing is a particularly important competitive factor.

     Nationally, there are over one hundred major real estate land developers. Approximately 10% of these developers capture approximately 50% of the market for such developments. These developers have greater financial resources than we do and are better poised for market retention and expansion than we are. Specifically, our competition is as follows:
National  Home  Builders
We  compete  to  acquire  properties  with  the following national homebuilders:
-     Pulte  Homes;
-     Ryan  Homes;
-     Ryland  Homes;
-     John  Weiland  Homes;
-     Cresent  Resources;  and
-     Harris  Group

     These national homebuilders purchase land or lots of vacant land parcels to build single-family homes, shopping centers and commercial buildings. The national homebuilders have substantial resources to enable them to build single-family homes for resale. In addition, these companies have the operational and financial ability to lease the building to major tenants for rental revenue or to sell the buildings to the major tenants or others.

     In addition, the primary local homebuilders and developers that we compete against are the following, which are all located in Charlotte, North Carolina:
-     Humphrey  and  Associates;
-     Torrey  Homes;
-     Mulvaney  Homes;
-     Shea  Homes;  and
-     Ryan  Homes  of  Charlotte,  North  Carolina

     These builders engage in single-family home development and have greater financial resources than we do. In addition, these companies have greater operational resources because they are able to perform a variety of development tasks themselves. These companies purchase vacant land tracts and perform all the work necessary to construct the homes, such as land clearing and road development and then build the homes themselves. In contrast, we do not have the financial or operational resources to perform these tasks. In addition, because of the intense competition with the national and local homebuilders, large areas of quality land parcels are becoming increasingly rare. We are in direct competition with the national and local homebuilders to acquire land parcels that are equipped with sewer, water and gas availability. These national and local builders are better equipped to acquire tracts of land equipped with these capabilities due to their operational and financial superiority over us. The intense competition with these companies has also led to increases in the cost of land and greater competition to hire subcontractors that are becoming increasingly expensive.

     When an available property is zoned for agricultural purposes, we will compete for that property with numerous individual farmers and/or companies of all sizes who engage in agriculture. We have no competitive advantages over any of the individuals and/or companies against whom we compete. We have significantly less capital, assets, revenues, employees and other resources than our local and/or national competition. There are no barriers to entry into this market.

SOURCES  AND  AVAILABILITY  OF  RAW  MATERIALS.
     As of the date of this prospectus, we have no raw materials or suppliers. To date, we have not obtained any raw materials for our business operations. In the event that we use raw materials or suppliers, our main sources of lumber and materials will be purchased form Lowes, Home Depot and 84 Lumber Supply, all of which are within a three mile radius of our North Carolina Office. In addition, these suppliers are within an approximately ten-mile radius of any location from which we may engage in the development business in North and South Carolina. Our choice of suppliers, from which we will purchase our materials, will be dictated primarily by competitive pricing decisions and secondarily by availability. We do not anticipate a lack of supply to affect our development efforts; however, there are no assurances that a shortage of materials will not occur and that a corresponding price increase will not be passed on to our customers.

CUSTOMER  BASE
     As of the date of this prospectus we previously had three customers. We provided real estate consulting services during 1999 to Humphrey and Associates, LLC that consisted of:
-     Indentifying  specific  parcels  of  land  to  purchase
- Identifying possible home builders to purchase building lots upon completion of installation of roads and public utilities
- Identifying any obstacles with regard to wetland issues, zoning issues, economic feasibility
- Providing contact information with regards to the property owner to complete the purchase of said vacant land
- Providing all contracts as requested to insure a success ability to close the purchase of the land.

     We sold a 67-acre land tract to Landcraft Properties, Inc. in February 1998. We sold a 19-acre land tract to Landcraft Properties, Inc. in November
1998. We sold a 1.5-acre land tract with an existing 2,200 square foot home to James and Michelle Pawlak. A realtor affected the sale on our behalf. Currently, we have no established customers. We plan to resell tracts of land to a number of customers, and do not plan on being dependent upon one single or just a few customers. However, there are no assurances that we will be successful in establishing a broad customer base.

INTELLECTUAL  PROPERTY
     At present, we do not have any patents, trademarks, licenses, franchises, concessions, and royalty agreements, labor contracts or other proprietary interests.

GOVERNMENT  REGULATION  ISSUES.
     We are subject to applicable provisions of federal and state securities laws and to regulations specifically governing the real estate industry, including those governing federally backed mortgage programs. Our operations will also be subject to regulations normally incident to business operations, such as occupational safety and health acts, workmen's compensation statutes, unemployment insurance legislation and income tax and social security related regulations. Although we will make every effort to comply with applicable regulations, it can provide no assurance of its ability to do so, nor can it predict the effect of these regulations on its proposed activities.

     In addition, we will be subject to local zoning and land use ordinances which could restrict our ability to acquire, develop, sub-divide and resell certain real estate parcels that would otherwise be attractive to us. We will seek to conduct appropriate due diligence before committing to purchase a particular parcel of land to determine what permits, licenses and/or land use variances, if any, are required. To the extent that it is possible and practical to do so, we will attempt to obtain such permits, licenses and/or necessary variances prior to committing to purchase a property. However, there are no assurances that we will be able to determine in advance of purchasing a property whether the property can lawfully be developed under the existing zoning, land use and/or environmental regulations. Nor can any assurance be given that we will be able to obtain the permits, licenses and/or variances to develop a property, once that property is acquired. If we should purchase a property and subsequently be unable to develop, subdivide and/or resell that property because of zoning or environmental issues, or for any other reasons, our operations and financial condition would be negatively impacted.

RESEARCH  AND  DEVELOPMENT.
     We  have  spent  no  funds  on  research  and  development.

ENVIRONMENTAL  LAW  COMPLIANCE.
     Our environmental compliance regarding our land development business is site specific. We hire a private environmental engineer who inspects maps of the property and personally inspects the property to determine whether the property is in compliance with the regulations of the U.S. Environmental Protection Agency and the applicable state environmental agency. Specifically, the engineer determines whether there are any rare species, environmental hazards or environmental wetlands at or in close proximity to the property. If any of those conditions are detected the builder and/or developer must submit to the U.S. Environmental Protection Agency and applicable state environmental agency  a  permit  form  along  with  detailed  surveys  and maps indicating the potential impact of the condition. The U.S. Environmental Protection Agency and the applicable state environmental agency either issue an approval permit permitting further development to proceed with the property or a denial letter prohibiting further development. If development proceeds even though a denial letter was issued, the developer or builder will be subject to a lawsuit and damages by the federal and state government and may be ordered to restore or repair the property to its original state.

     We may be subjected to environmental liability if we fail to comply with various state and federal environmental regulations. In addition, our operating costs may experience substantial increases as a result of new and stricter environmental laws, ordinances and regulations. Under local, state and federal laws we may become liable for the costs of removal or remediation of hazardous or toxic substances from our properties. Many of these laws impose liability either for knowing violation or impose a recklessness standard for now knowing of such hazards. In addition, the presence of such substances or our failure to remove them, may affect our ability to borrow funds for the acquisition of properties.

EMPLOYEES
     Presently, we have two employees, Duane Bennett, our president, and his wife Sharon Bennett, our vice president. Mr. Bennett is our only full time employee. Ms. Bennett is a part time employee and works approximately 10 hours per week. We have no employment agreements with any of our employees. We do not anticipate hiring any additional employees.

REPORTS  TO  SECURITY  HOLDERS.
     After the effective date of this document, we will be a reporting company under the requirements of the Securities Exchange Act of 1934 and will file quarterly, annual and other reports with the Securities and Exchange Commission. Our annual report will contain the required audited financial statements. We are not required to deliver an annual report to security holders and will not voluntarily deliver a copy of the annual report to the security holders. The reports and other information filed by us will be available for inspection and copying at the public reference facilities of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549.

     Copies of such material may be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the Commission maintains a World Wide Website on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

ITEM  17.     MANAGEMENT'S  DISCUSSION  AND  ANALYSIS

The discussion contained in this prospectus contains "forward-looking statements" that involve risk and uncertainties. These statements may be identified by the use of terminology such as "believes", "expects", "may", "will", or "should", or "anticipates", or expressing this terminology negatively or similar expressions or by discussions of strategy. The cautionary statements made in this prospectus should be read as being applicable to all related forward-looking statements wherever they appear in this prospectus. Our actual results could differ materially from those discussed in this prospectus. Important factors that could cause or contribute to such differences include those discussed under the caption entitled "risk factors," as well as those discussed elsewhere in this prospectus.

OUR  COMPANY

     We were incorporated in North Carolina on July 20, 1996 to engage in the business of real estate development. We changed our name to Xenicent, Inc., on November 8, 2000. We are currently engaged and plan to continue in the real estate development and consulting business.

Results  of  Operations.
     Eleven months ended November 30, 2000 and 1999 (Unaudited) and the years ended December 31, 1999 and 1998.

Sales.
     Contract sales for the eleven months ended November 30, 2000 were $322,974 as compared to consulting revenues of $126,933 over the same period in 1999. The revenues during the 2000 period were derived from our sale of the final property we had in our inventory that was sold to James and Michelle Pawlak. The property was a 1.5-acre lot with a 2,200 square foot house on it. In contrast, revenues for the 1999 period were derived from construction related consulting revenues relating to our engagement with Humphrey and Associates, LLC, a local building contractor. Gross profit decreased 23% during 2000 to $95,800.

     Contract sales for the year ended December 1998 were $999,500 as compared to consulting revenues of $126,933 during the year ended December 1999. The revenues for the year ended 1998 were derived from the development and resale of two land parcels in the Charlotte, North Carolina area. The two tracts of land were sold to Landcraft Properties. The revenues for the year ended December 31, 1999 were derived from construction related consulting services provided to Humphrey and Associates, LLC, a local building contractor. There were no contract sales for land parcels for the year ended December 31, 1999. Gross profit decreased 17% during 1999 to $124,723.

All  revenues  were  from  unrelated  third  parties.

We expect growth of contract sales in 2001 to increase based on future planned land development projects and growing demand of developed real estate in North Carolina. According to the Charlotte Realtors Association of North Carolina the real estate market in North Carolina, should grow at about 5% per year for the next five years. No new contracts for land development projects have been initiated as of the date of this registration and there can be no assurance that we will experience growth of contract sales in 2001

Income/  Losses.
     Net loss for the eleven months ended November 30, 2000 was $134,610 as compared to net income of $47,623 over the same period in 1999. The net loss was primarily attributable to expenditures relating to our registration statement and management fees associated with the development and sale of the land parcels that were approximately $40,000 and $102,000, respectively. The management fee of $102,000 was paid to ABC Realty, a management company that is majority owned by our President.

     Net income for the year ended December 31, 1999 increased to $42,129 from $4,672 for the year ended December 31, 1998, an increase of $37,457, or 342%. The increase in income was primarily related to our management of certain expenses, particularly with land evaluation which was $33,242 for the year ended December 31, 1999 as compared with $93,339 for the year ended December 31, 1998, a decrease of $60,097. Land evaluation expenses are typically incurred by us to qualify properties for purchase and re-sale. Such expenses may be made to examine a property and may never result in a purchase of that property. For the year ended December 31, 1999, we did not have contract sales for land development as we did in 1998, but rather performed consultant services for Humphrey and Associates, LLC, a local building contractor, therefore we were able to reduce such land evaluation and subcontractor costs.

     We expect to continue to incur losses at least through the fourth quarter of the year 2000. In addition, there can be no assurance that we will re-achieve or maintain profitability or that our revenue growth can be sustained in the future.

Expenses.
     Selling, general and administrative expenses for the eleven months ended November 30, 2000 were $241,781 as compared to $53,390 over the same period in 1999. This represented an increase of 352%. The increase in selling general and administrative expenses was primarily due to expenditures relating to this registration statement and the management fees associated with the development and sale of the land parcels, which were approximately $40,000 and $102,000, respectively.

     The management fees of $102,000 were paid to ABC Realty, a company majority owned by our president, and was in lieu of fees generally paid to subcontractors for land evaluation and real estate brokers for sales of the properties. We believe the transaction was done at arms length and we incurred approximately the same amount of expenses for these services.

     Advertising increased to $13,680 during the period ended November 30, 2000 due to local print advertising about the Company's products and services.

     Subcontractor fees were $16,397 during the eleven months ended November 30, 2000 for various services including assistance in locating properties and market research.

     Selling, general and administrative expenses for the year ended December 31, 1999, decreased to $58,740 from $131,177 for the year ended December 31, 1998, a decrease of $72,437 or 55%. The decrease in selling, general and administrative expenses was the result of our reduction of certain expenses, particularly with land evaluation which was $33,242 for the year ended December 31, 1999 as compared with $93,339 for the year ended December 31, 1998, a decrease of $60,097. Land evaluation expenses are typically incurred by us to qualify properties for purchase and re-sale. For the year ended December 31, 1999, we did not have contract sales for land development as we did in 1998, but rather performed consultant services for Humphrey and Associates, LLC, therefore we were able to reduce such land evaluation and subcontractor costs.

     We expect increases in expenses through the year 2000 as the Company moves toward new land acquisitions and development.

Cost  of  Sales.
     The largest factor in the variation from year to year in the cost of sales as a percentage of net sales is the cost of land purchased and developed for resale. The cost of sales includes the purchase price for land plus other capital improvements and direct cost associated with making the land available for resale.

     The cost of sales for the eleven months ended November 30, 2000 was $227,174. Cost of sales as a percentage of sales for eleven months ended November 30, 2000 was 67%.

     The cost of sales for the year ended December 31, 1999 was $2,210 because we performed consulting services for other contractors instead of our own land development. For the year ended December 31, 1998, cost of sales was $849,583, which consisted primarily of the developed properties sold. Cost of sales as a percentage of sales for December 31, 1998 was 85%. We expect cost of sales as a percentage of sales to increase as we pursue larger development projects that yield lower margins, on a percentage basis. However, we expect this to be somewhat offset by the strong real estate market in the North Carolina area.

Income  Taxes
     At November 30, 2000 we had recoverable income taxes of $12,700 resulting from our losses from operations. The Company has made the appropriate amendments to its federal and state tax returns and has elected to carry-back this loss and request a full refund. These requests for tax refunds have been processed and we anticipate that the refunds should be received by June of 2001.

Impact  of  Inflation.
     We believe that inflation has had a negligible effect on operations over the past three years. We believe that it can offset inflationary increases in the cost of labor by increasing sales and improving operating efficiencies.

Liquidity  and  Capital  Resources.
     Cash flows generated by operations were $55,932 for the eleven months ended November 30, 2000 as compared with $60,997 over the same period in 1999. Positive cash flows were attributable primarily to a decrease in inventory partially offset by the net loss for the period ended November 30, 2000.

     Cash flows generated by operations were $63,813 for the year ended December 31, 1999, and a negative $204,704 for the year ended December 31, 1998. Negative cash flows from operating activities for the year ended December 31, 1998 were primarily attributable to additional land inventory purchased for development and resale in the amount of $216,488.

     Cash flows generated from financing activities were a negative $4,826 for the eleven months ended November 30, 2000 as compared with $55,863 cash used in financing activities over the same period in 1999. This was primarily attributable to net repayments on stockholder loans to Duane Bennett, our President, for the period which were $132,076 as compared with $63,473 during the 1999 period.

     Also during the period, the Company completed a private offering of its common stock whereby it sold 244,500 to unrelated accredited investors for $117,250. The offering was made pursuant to Regulation D, Rule 506 and was believed to be exempt from registration.

     Cash flows generated from financing activities were a negative $63,473 for the year ended December 31, 1999 and a positive $198,181 for the year ended December 31, 1998. The cash flows from financing activities in both years were attributable to stockholder loans proceeds and repayments to Duane Bennett, our President, in their respective years.

     A shareholder loan in the amount of $127,976 was payable on December 31, 1999 to Duane Bennett, President and majority shareholder. The loan was evidenced by a written promissory note and bore simple interest at 6% per annum. The shareholder loan was repaid in full subsequent to year-end with accrued interest waived and forgiven by the Duane Bennett.

     During the period ended November 30, 2000, we received an additional $10,000 from Duane Bennett, our President for expenses relating to gaining active trading status on the OTC Bulletin Board. The loan is due on demand and bears interest at 6%. The loan has been partially repaid and carries a balance of $7,160 as of the date of this prospectus, which includes principal and accrued interest.

     Overall, we have funded our cash needs from inception through November 30, 2000 with a series of debt and equity transactions, primarily with Duane Bennett, our President and majority stockholder. If we are unable to receive additional cash from our majority stockholder, we may need to rely on financing from outside sources through debt or equity transactions. Our president is under no legal obligation to provide us with capital infusions. Failure to obtain such financing could have a material adverse effect on operations and financial condition.

     We had cash on hand of $55,901 and working capital of $62,701 as of November 30, 2000. As of December 31, 1999, we had cash on hand of $4,795 and working capital of $77,763. We will substantially rely on the existence of revenue from our land development and consulting businesses; however, we have no current or projected revenues or capital reserves that will sustain our business for the next 12 months. If the projected revenues fall short of needed capital we will not be able to sustain our capital needs for more than six months. We will then need to obtain additional capital through equity or debt financing to sustain operations for an additional year. A lack of significant revenues beginning in the first quarter of 2001 will significantly affect our cash position and move us towards a position where the raising of additional funds through equity or debt financing will be necessary. Our current level of operations would require capital of approximately $150,000 to sustain operation through year 2001 and approximately $200,000 per year thereafter. Modifications to our business plans or additional property acquisitions may require additional capital for us to operate. There can be no assurance that additional capital will be available to us when needed or available on terms favorable to the Company.

     On a long-term basis, liquidity is dependent on continuation and expansion of operations, receipt of revenues, and additional infusions of capital and debt financing. We are considering additional land acquisitions and development during the remainder of the year 2000 and into the spring of 2001. Our current capital and revenues are insufficient to fund such development. If we choose to launch such a development campaign, we will require substantially more capital. If necessary, we will raise this capital through an additional stock offering. The funds raised from this offering will be used to acquire and develop additional parcels as well as expand operations and contribute to working capital. However, there can be no assurance that we will be able to obtain additional equity or debt financing in the future, if at all. If we are unable to raise additional capital, our growth potential will be adversely affected. Additionally, we will have to significantly modify our plans.

     Demand for the our land parcels and services will be dependent on, among other things, market acceptance of our properties, the real estate market in general, and general economic conditions, which are cyclical in nature. Inasmuch as a major portion of our activities is the receipt of revenues from the sales of our land parcels, our business operations may be adversely affected by our competitors and prolonged recession periods.

     Our success will be dependent upon implementing our plan of operations and the risks associated with our business plans. We operate a land development and resale business in the Charlotte, North Carolina area. We also provide land development consulting services to various unrelated developers and builders. We plan to strengthen our position in these markets. We plan to expand our operations through our acquisition and/or development of land parcels.

INFORMATION  ON  PREVIOUSLY  OWNED  COMPANIES  OF  MR.  DUANE  BENNETT

Mr. Bennett's experience in the real estate industry over the last ten years has consisted of his involvement in two companies - ABC Realty, Inc. and Goodex, Inc. Pursuant to Industry Guide 5 as published by the Securities and Exchange Commission, the following information, disclosures, and tables have been presented to provide information regarding Mr. Bennett's experience during these projects. This information is also discussed throughout this prospectus under ' Risk Factors' and 'Management.'

From 1997 to 2001, Mr. Bennett was the sole owner, president, and chief executive officer of ABC Realty, Inc., a licensed real estate brokerage company in the business of buying and selling residential properties within the Charlotte, North Carolina area. ABC Realty, Inc., which was incorporated in North Carolina in (2/12/1997) had no activity during 1997 and 1998 and had profits of $19,451 and $65,105 in 1999 and 2000, respectively. ABC Realty has had no employees, other than its president, since its inception.

From 1991 to 1996, Mr. Bennett was the sole owner, president, and chief executive officer of Goodex, Inc., a private company that was involved in the business of buying, selling, and renovating homes in the Springfield, Massachusetts area. Goodex, Inc. had revenues, expenses and profits/losses of:

             Revenues     Expenses     Profits/(Losses)

1991          $14,864      $16,424     $(1,560)
1992           68,401       73,792      (5,391)
1993           84,632      106,158     (21,526)
1994           79,434       72,483       6,951
1995          106,518       95,677      10,841
1996            4,203          853       3,350



Table  1.  Experience  in  Raising  and  Investing  Funds

Not applicable. Our president has not had prior experience in public or non-public fundraising in with respect to ABC Realty, Inc or Goodex, Inc.

The following table presents compensation paid to Mr. Bennett during his tenure with ABC Realty, Inc. and Goodex, Inc.

Table  2.  Compensation  to  Sponsor




                                   Program:          Program:      Other
                                   ----------------
Type of Compensation. . . . . . .  ABC Realty, Inc.  Goodex, Inc.  Programs

Amount paid to sponsor from
  proceeds of offering: . . . . .       N/A               N/A           N/A

Amount paid to sponsor from
  operations:
Property management fees. . . . .               -0-           -0-       -0-
Reimbursements. . . . . . . . . .               -0-           -0-       -0-
Other . . . . . . . . . . . . . .               -0-           -0-       -0-

Amount paid to sponsor from
  property sales and refinancing:       N/A               N/A           N/A



The following tables present operating results for ABC Realty, Inc. and Goodex, Inc. over the last ten years, or during their time of existence.

Table  3.  Operating  Results  of  Prior  Programs


ABC  Realty,  Inc.  (Unaudited)


                                      1997     1998     1999      2000
                                     -------  -------  -------  --------
Gross revenues. . . . . . . . . . .  $   -0-  $   -0-  $86,100  $103,200
Profit on sale of properties. . . .      -0-      -0-   86,100   103,200
Less:
Operating expenses. . . . . . . . .                      66,649   38,095
Interest expenses . . . . . . . . .      -0-      -0-
Depreciation. . . . . . . . . . . .      -0-      -0-
Net income. . . . . . . . . . . . .      -0-      -0-   19,451    65,105

Taxable Income: . . . . . . . . . .                      19,451   65,105
From operations . . . . . . . . . .                      19,451   65,105
From gain on sales. . . . . . . . .      -0-      -0-

Cash generated by operations. . . .      -0-      -0-   19,451    65,105
Cash generated by sales . . . . . .      -0-      -0-
Cash generated from refinancing . .      -0-      -0-
Total . . . . . . . . . . . . . . .      -0-      -0-   19,451    65,105

Less:
Cash distributions. . . . . . . . .                     16,533    55,339

Cash generated after distributions.      -0-      -0-      -0-       -0-

Federal Income Tax Results:
Ordinary income (loss). . . . . . .      -0-      -0-   19,451    65,105
From operations . . . . . . . . . .      -0-      -0-
From recapture. . . . . . . . . . .      -0-      -0-
Capital gain (loss) . . . . . . . .      -0-      -0-
Total . . . . . . . . . . . . . . .                     19,451    65,105
Cash distributed to owner . . . . .      -0-      -0-   16,533    55,339

Amount remaining invested in
program activities at the end of
the year: . . . . . . . . . . . . .      -0-      -0-      -0-       -0-



Table  3.  Operating  Results  of  Prior  Programs  (Cont')


Goodex,  Inc.  (Unaudited)


                                     1991      1992      1993      1994      1995     1996
                                   --------  --------  ---------  -------  --------  ------
Gross revenues. . . . . . . . . .  $14,864   $68,401   $ 84,632   $79,434  $106,518  $4,203
Profit on sale of properties. . .   14,864    68,401     84,632    79,434    72,483   4,203
Less:
Operating expenses. . . . . . . .   16,424    73,792    106,158    72,483    95,677     853
Interest expenses . . . . . . . .      -0-       -0-        -0-       -0-       -0-     -0-
Depreciation. . . . . . . . . . .      -0-       -0-        -0-       -0-       -0-     -0-
Net income. . . . . . . . . . . .   (1,560)   (5,391)   (21,526)    6,951    10,841   3,350

Taxable Income:
From operations . . . . . . . . .   (1,560)   (5,391)   (21,526)    6,951    10,841   3,350
From gain on sales. . . . . . . .      -0-       -0-        -0-       -0-       -0-     -0-

Cash generated by operations. . .   (1,560)   (5,391)   (21,526)    6,951    10,841   3,350
Cash generated by sales . . . . .      -0-       -0-        -0-       -0-       -0-     -0-
Cash generated from refinancing .      -0-       -0-        -0-       -0-       -0-     -0-
Total . . . . . . . . . . . . . .   (1,560)   (5,391)   (21,526)    6,951    10,841   3,350

Less:
Cash distributions. . . . . . . .      -0-       -0-        -0-       -0-       -0-     -0-
Cash generated after
 distributions. . . . . . . . . .   (1,560)   (5,391)   (21,526)    6,951    10,841   3,350

Federal Income Tax Results:
Ordinary income (loss)
From operations . . . . . . . . .   (1,560)   (5,391)   (21,526)    6,951    10,841   3,350
From recapture. . . . . . . . . .      -0-       -0-        -0-       -0-       -0-     -0-
Capital gain (loss) . . . . . . .      -0-       -0-        -0-       -0-       -0-     -0-

Cash distributed to owner . . . .      -0-       -0-        -0-       -0-       -0-     -0-

Amount remaining invested in
program activities at the end of
the year: . . . . . . . . . . . .      -0-       -0-        -0-       -0-       -0-     -0-






The following tables include information relevant to programs completed by ABC Realty, Inc. and Goodex, Inc. over the last ten years, or during their time of existence.

Table  4.  Results  of  Completed  Programs


ABC  Realty,  Inc.  (Unaudited)


                                          1997       1998       1999      2000
                                         ------    ------      ------     ----
Offering Information: . . . .            N/A        N/A        N/A        N/A

Date of first sale of
property. . . . . . . . . . .            N/A        N/A        N/A        N/A
Date of final sale of
property. . . . . . . . . . .            N/A        N/A        N/A        N/A

Federal income tax results:
Ordinary Income                          -0-       -0-       19,451    65,105
From operations                          -0-       -0-
From recapture                           -0-       -0-
Capital gain                             -0-       -0-
Deferred gain                            -0-       -0-
Capital                                  -0-       -0-
Ordinary                                 -0-       -0-       19,451    65,105

Cash distributions to owner:             -0-       -0-       16,533    55,339
Source (on GAAP basis)
Investment income                        -0-       -0-
Return of capital                        -0-       -0-
Source (on cash basis)
Sales                                    -0-       -0-
Refinancing                              -0-       -0-
Operations                                                   16,533    55,339
Other                                    -0-       -0-         -0-        -0-

Receivable on net purchase
money financing:. . . . . . .           N/A        N/A         N/A        N/A










Table  4.  Results  of  Completed  Programs  (Cont')


Goodex,  Inc.  (Unaudited)


                                              1991      1992      1993      1994     1995      1996
                                             -------  --------   -----    ------    -----      ----
Offering Information: . . . . . .            N/A        N/A      N/A      N/A       N/A        N/A

Date of first sale of
property. . . . . . . . . . . . .            N/A        N/A      N/A      N/A       N/A        N/A
Date of final sale of
property. . . . . . . . . . . . .            N/A        N/A      N/A      N/A       N/A        N/A

Federal income tax results:
Ordinary Income
From operations                            (1,560)    (5,391)  (21,526)  6,951     10,841     3,350
From recapture                               -0-        -0-       -0-     -0-        -0-       -0-
Capital gain                                 -0-        -0-       -0-     -0-        -0-       -0-
Deferred gain                                -0-        -0-       -0-     -0-        -0-       -0-
Capital                                      -0-        -0-       -0-     -0-        -0-       -0-
Ordinary                                   (1,560)    (5,391)  (21,526)  6,951     10,841     3,350

Cash distributions to investors:
Source (on GAAP basis)
Investment income                            -0-        -0-       -0-     -0-        -0-       -0-
Return of capital                            -0-        -0-       -0-     -0-        -0-       -0-
Source (on cash basis)
Sales                                        -0-        -0-       -0-     -0-        -0-       -0-
Refinancing                                  -0-        -0-       -0-     -0-        -0-       -0-
Operations                                   -0-        -0-       -0-     -0-        -0-       -0-
Other                                        -0-        -0-       -0-     -0-        -0-       -0-

Receivable on net purchase
money financing:. . . . . . . . .            N/A         N/A      N/A     N/A        N/A       N/A









Table  5.  Sales  or  Disposals  of  Properties

Not Applicable. There were no sales or disposals of property by programs with similar investment objectives within the most recent three years.

Table  6.  Acquisitions  of  Properties  by  Programs

Not Applicable. There were no properties acquired by any prior programs with similar investment objectives within the most recent three years.


ITEM  18.     DESCRIPTION  OF  PROPERTY

     We do not own any property nor do we have any contracts or options to acquire any property in the future. Presently, we are operating out of offices in our president's residence in North Carolina. We occupy 200 square feet. This space is adequate for our present and our planned future operations. We pay no rent to our president for use of this space. In addition we have no written agreement or formal arrangement with our president pertaining to the use of this space. No other businesses operate from this office. We have no current plans to occupy other or additional office space.

     We have no policy with respect to investments in real estate or interests in real and no policy with respect to investments in real estate mortgages. Further, we have no policy with respect to investments in securities of or interests in persons primarily engaged in real estate activities.

ITEM  19.     CERTAIN  RELATIONSHIPS  AND  RELATED  TRANSACTIONS

     On July 20, 1996 we issued 100 shares of our common stock to Duane Bennett, our president in connection with his services connected to our formation. Although this transaction was not negotiated at arms length, we believe that this translation was as fair as if it had been negotiated with a third party.

      On June 30, 2000, we declared a forward stock split in the form of a stock dividend in the ratio of 80,000 for 1. As a result, Mr. Bennett's 100 shares were exchanged for 8,000,000 of our common shares. Although this transaction was not negotiated at arms length, we believe that this translation was as fair as if it had been negotiated with a third party.

     On about February 15, 1998, we borrowed a total of $191,449 from Mr. Bennett in order to purchase a parcel of property in North Carolina from a third party. The promissory note was unsecured, due on demand and carried an interest rate of 6% per annum. On February 10, 2000, we repaid Mr. Bennett a total of 127,976, which reflected the unpaid principal balance of the loan plus accrued interest. The loan was repaid using the proceeds of a sale of the underlying property. Although this transaction was not negotiated at arms length, we believe the translator was as fair as if it had been negotiated with a third party.

     On about February 10, 2000, we borrowed $10,000 from Mr. Bennett for working capital. The promissory note is unsecured, due on demand and carries an interest rate of 6% per annum. This loan has been partially repaid and a balance of $5,900 remains as of the date of this prospectus. Although this transaction was not negotiated at arms length, we believe that this translation was as fair as if it had been negotiated with a third party.

     On June 7, 2000, we entered into a Consulting Services Agreement with Greentree Financial Services, Corp. Under the terms of the agreement, Greentree Financial Services, Corp. has agreed to use its best efforts to assist us in having our common stock publicly traded. In exchange for its services, we have agreed to pay Greentree Financial Services Corp., $36,475 and 512,500 shares of restricted stock. Greentree Financial Services Corp. is owned by Michael Bongiovanni and Robert C. Cottone. Mr. Bongiovanni and Mr. Cottone have no other relationship to our officers or directors and have never received or intend to receive any compensation other than the compensation described.

     In February of 2000, we entered into a written agreement with ABC Realty Company, a licensed real estate broker that provides management and consulting services to us. During 2000 we paid a total of approximately $102,266 to ABC Realty for managerial and consulting services. ABC Realty did not provide any management and consulting services prior to 2000 and is not currently providing us with any services. Our President, Mr. Bennett owns 100% of the common stock of ABC Realty. We do not currently have an agreement with ABC Realty to provide any future services to us. Although this transaction was not negotiated at arms length, we believe that this translation was as fair as if it had been negotiated with a third party.


ITEM  20.     MARKET  FOR  COMMON  EQUITY  AND  RELATED  STOCKHOLDER  MATTERS.

Market  Information.
     Our common stock is not traded on any exchange. We plan to eventually seek listing on the National Association of Securities Dealers over-the-counter Bulletin Board once our registration statement has cleared comments of the Securities and Exchange Commission, if ever. We cannot guarantee that we will obtain a listing. Although we plan to obtain a market maker for our securities, our management has not yet discussed market making with any market maker or broker dealer. There is no trading activity in our securities, and there can be no assurance that a regular trading market for our common stock will ever be developed, or if developed, will be sustained.

     A shareholder in all likelihood, therefore, will not be able to resell their securities should he or she desire to do when eligible for public resales. Furthermore, it is unlikely that a lending institution will accept our securities as pledged collateral for loans unless a regular trading market develops. We have no plans, proposals, arrangements or understandings with any person with regard to the development of a trading market in any of our securities.

Options.
     We have two outstanding options to purchase a total of 6,000 shares of common stock. Mr. Stanley Madelyn has an option to purchase 4,000 shares of our common stock at a price of $0.50 per share until December 31, 2002. Ms. Karol Casinos has an option to purchase 2,000 shares of our common stock at a price of $0.50 per share until December 31, 2002. We have no outstanding warrants.

Agreements  to  Register.
     We  have  no  agreements  to  register  any  of  our  securities.

Holders.
     As of December 15, 2000, there were approximately 46 holders of record of our common stock.

Shares  Eligible  For  Future  Sale.
     Upon effectiveness of this registration statement, the 832,000 shares of common stock sold in this offering will be freely tradable without restrictions under the Securities Act of 1933, except for any shares held by our "affiliates", which will be restricted by the resale limitations of Rule 144 under the Securities Act of 1933.

     In general, under Rule 144 as currently in effect, any of our affiliates and any person or persons whose sales are aggregated who has beneficially owned his or her restricted shares for at least one year, may be entitled to sell in the open market within any three-month period a number of shares of common stock that does not exceed the greater of (i) 1% of the then outstanding shares of our common stock, or (ii) the average weekly trading volume in the common stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also affected by limitations on manner of sale, notice requirements, and availability of current public information about us. Non-affiliates who have held their restricted shares for one year may be entitled to sell their shares under Rule 144 without regard to any of the above limitations, provided they have not been affiliates for the three months preceding such sale.

     Further, Rule 144A as currently in effect, in general, permits unlimited resales of restricted securities of any issuer provided that the purchaser is an institution that owns and invests on a discretionary basis at least $100 million in securities or is a registered broker-dealer that owns and invests $10 million in securities. Rule 144A allows our existing stockholders to sell their shares of common stock to such institutions and registered broker-dealers without regard to any volume or other restrictions. Unlike under Rule 144, restricted securities sold under Rule 144A to non-affiliates do not lose their status as restricted securities.

     As a result of the provisions of Rule 144, all of the restricted securities could be available for sale in a public market, if developed, beginning 90 days after the date of this prospectus. The availability for sale of substantial amounts of common stock under Rule 144 could adversely affect prevailing market prices for our securities.

Dividends.
     We have not declared any cash dividends on our common stock since our inception and do not anticipate paying such dividends in the foreseeable future. We plan to retain any future earnings for use in our business. Any decisions as to future payment of dividends will depend on our earnings and financial position and such other factors, as the Board of Directors deems relevant.

     The 832,000 shares of common stock sold in this offering will be freely tradable without restrictions under the Securities Act of 1933, except for any shares held by our "affiliates", which will be restricted by the resale limitations of Rule 144 under the Securities Act of 1933.

Dividend  Policy.
     All shares of common stock are entitled to participate proportionally in dividends if our Board of Directors declares them out of the funds legally available. These dividends may be paid in cash, property or additional shares of common stock. We have not paid any dividends since our inception and presently anticipate that all earnings, if any, will be retained for development of our business. Any future dividends will be at the discretion of our Board of Directors and will depend upon, among other things, our future earnings, operating and financial condition, capital requirements, and other factors.

ITEM  21.  EXECUTIVE  COMPENSATION


                                                  Summary Compensation Table
                                          Annual Compensation     Long Term Compensation
                                          -------------------     ----------------------
Name and Principle Position  Year        Salary ($)              Bonus ($)  Other Annual Compensation ($)  Stock Award(s) ($)
---------------------------  ----------  ----------------------  ---------  ----------------------------   ------------------
Duane Bennett . . . . . . .        1999                       0          0                              0                   0
Sharon Bennett. . . . . . .        1999                       0          0                              0                   0
---------------------------  ----------  ----------------------  ---------  -----------------------------  ------------------
Duane Bennett . . . . . . .        2000                       0          0                              0                   0
---------------------------  ----------  ----------------------  ---------  -----------------------------  ------------------
Sharon Bennett. . . . . . .        2000                       0          0                              0                   0
---------------------------  ----------  ----------------------  ---------  -----------------------------  ------------------


Name and Principle Position  Options (#)  LTIP Payouts ($)  Other ($)
---------------------------
Duane Bennett . . . . . . .            0                 0          0
Sharon Bennett. . . . . . .            0                 0          0
---------------------------  -----------  ----------------  ---------
Duane Bennett . . . . . . .            0                 0          0
---------------------------  -----------  ----------------  ---------
Sharon Bennett. . . . . . .            0                 0          0
---------------------------  -----------  ----------------  ---------



     We have not entered into any other employment agreements with our employees, Officers or Directors. We have no standard arrangements under which we will compensate our directors for their services provided to us.

ITEM  22.  FINANCIAL  STATEMENTS


                                 XENICENT, INC.
                                 --------------
                            BALANCE SHEET (UNAUDITED)
                              AT NOVEMBER 30, 2000


                                     ASSETS
                                     ------




CURRENT ASSETS
-----------------------------------------------------------------
  Cash and Cash Equivalents . . . . . . . . . . . . . . . . . . .  $ 55,901
  Recoverable Income Taxes. . . . . . . . . . . . . . . . . . . .    12,700
    TOTAL CURRENT ASSETS. . . . . . . . . . . . . . . . . . . . .    68,601

PROPERTY AND EQUIPMENT
-----------------------------------------------------------------
  Furniture & Office Equipment. . . . . . . . . . . . . . . . . .     6,800
  Accumulated Depreciation. . . . . . . . . . . . . . . . . . . .    (3,170)
     Net Property and Equipment . . . . . . . . . . . . . . . . .     3,630
                                                                   ---------

    TOTAL ASSETS. . . . . . . . . . . . . . . . . . . . . . . . .  $ 72,231


LIABILITIES AND STOCKHOLDERS' EQUITY
-----------------------------------------------------------------

CURRENT LIABILITIES
-----------------------------------------------------------------
  Loans From Stockholder. . . . . . . . . . . . . . . . . . . . .  $  7,160
    TOTAL CURRENT LIABILITIES . . . . . . . . . . . . . . . . . .     7,160

STOCKHOLDERS' EQUITY
-----------------------------------------------------------------
  Common Stock ($.001 par value, 50,000,000 shares authorized:
  8,832,000 issued and outstanding) . . . . . . . . . . . . . . .     8,832
  Preferred Stock ($.001 par value, 5,000,000 shares authorized:
  none issued and outstanding). . . . . . . . . . . . . . . . . .       -0-
  Additional Paid-in-Capital. . . . . . . . . . . . . . . . . . .   144,048
  Retained Deficit. . . . . . . . . . . . . . . . . . . . . . . .   (87,809)
    TOTAL STOCKHOLDERS' EQUITY. . . . . . . . . . . . . . . . . .    65,071

    TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY. . . . . . . . . .  $ 72,231







                                     XENICENT, INC.
                            STATEMENTS OF INCOME (UNAUDITED)
                 FOR THE ELEVEN MONTHS ENDED NOVEMBER 30, 2000 AND 1999

                                                                    November 30,

                                                                   2000         1999
                                                                -----------  -----------

REVENUE AND COST OF SALES:
--------------------------------------------------------------

  Contract Sales . . . . . . . . . . . . . . . . . . . . . . .  $  322,974   $      -0-
  Consulting Services. . . . . . . . . . . . . . . . . . . . .         -0-      126,933
  Cost of Sales. . . . . . . . . . . . . . . . . . . . . . . .    (227,174)      (2,210)
    Gross Profit . . . . . . . . . . . . . . . . . . . . . . .      95,800      124,723
                                                                -----------  -----------

OPERATING EXPENSES:
--------------------------------------------------------------
  Advertising. . . . . . . . . . . . . . . . . . . . . . . . .      13,680          -0-
  Depreciation . . . . . . . . . . . . . . . . . . . . . . . .         450          680
  Land Evaluation. . . . . . . . . . . . . . . . . . . . . . .      31,383       31,202
  Management Fees to Related Party . . . . . . . . . . . . . .     102,266          -0-
  Office Expenses. . . . . . . . . . . . . . . . . . . . . . .       8,150        7,904
  Professional Fees. . . . . . . . . . . . . . . . . . . . . .      46,860        3,319
  Subcontractor Fees . . . . . . . . . . . . . . . . . . . . .      16,397          -0-
  Telephone. . . . . . . . . . . . . . . . . . . . . . . . . .       4,768        2,145
  Travel & Automobile Expenses . . . . . . . . . . . . . . . .      17,827        8,140
    TOTAL EXPENSES . . . . . . . . . . . . . . . . . . . . . .     241,781       53,390
      OPERATING INCOME . . . . . . . . . . . . . . . . . . . .    (145,981)      71,333

  OTHER INCOME (EXPENSE):
--------------------------------------------------------------
  Interest Expense . . . . . . . . . . . . . . . . . . . . . .      (1,329)      (7,610)
    TOTAL OTHER INCOME (EXPENSE) . . . . . . . . . . . . . . .      (1,329)      (7,610)
                                                                -----------  -----------

      INCOME (LOSS) BEFORE TAXES . . . . . . . . . . . . . . .    (147,310)      63,723

      INCOME TAX BENEFIT (EXPENSE) . . . . . . . . . . . . . .      12,700      (16,100)

      NET INCOME (LOSS). . . . . . . . . . . . . . . . . . . .  $ (134,610)  $   47,623

  Net Income Per Common Share
  Basic & Fully Diluted. . . . . . . . . . . . . . . . . . . .  $    (0.02)  $     0.01

  Weighted Average Common
  Shares Outstanding*. . . . . . . . . . . . . . . . . . . . .   8,291,333    8,000,000
  *Includes retroactive 80,000 for 1 forward stock split done during the year 2000.





                                 XENICENT, INC.
                      STATEMENTS OF CASH FLOWS (UNAUDITED)
             FOR THE ELEVEN MONTHS ENDED NOVEMBER 30, 2000 AND 1999


                                                          November 30,

                                                         2000       1999
                                                      ----------  ---------

CASH FLOWS FROM OPERATING ACTIVITIES:
----------------------------------------------------
  Net income (loss). . . . . . . . . . . . . . . . .  $(133,350)  $ 47,623
  Adjustments to reconcile net income (loss) to net
  cash provided by operating activities:
    Depreciation . . . . . . . . . . . . . . . . . .        450        680
    Common stock issued for services . . . . . . . .        588        -0-
    (Increase) decrease in operating assets:
      Inventories. . . . . . . . . . . . . . . . . .    216,488        -0-
      Deferred tax asset . . . . . . . . . . . . . .    (12,700)       -0-
    Increase (decrease) in operating liabilities:
      Income taxes payable . . . . . . . . . . . . .    (15,544)    12,694

      NET CASH PROVIDED BY
       OPERATING ACTIVITIES. . . . . . . . . . . . .     55,932     60,997

CASH FLOWS FROM FINANCING ACTIVITIES:
----------------------------------------------------
  Proceeds from sales of common stock. . . . . . . .    117,250        -0-
  Proceeds from and additions to stockholder loans .     10,000      7,610
  Repayments of stockholder loans. . . . . . . . . .   (132,076)   (63,473)

      NET CASH USED IN FINANCING ACTIVITIES. . . . .     (4,826)   (55,863)

      NET INCREASE IN
      CASH AND CASH EQUIVALENTS. . . . . . . . . . .     51,106      5,134

CASH AND CASH EQUIVALENTS:
----------------------------------------------------
      Beginning of period. . . . . . . . . . . . . .      4,795      4,455

      End of period. . . . . . . . . . . . . . . . .  $  55,901   $  9,589








                 Notes to Unaudited Interim Financial Statements
                 -----------------------------------------------

NOTE  1  -  BASIS  OF  PRESENTATION
-----------------------------------

The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

In the opinion of management, the unaudited financial statements contain all adjustments consisting only of normal recurring accruals considered necessary to present fairly the Company's financial position at November 30, 2000, the results of operations for the eleven month periods ended November 30, 2000 and 1999, and cash flows for the eleven months ended November 30, 2000 and 1999. The results for the period ended November 30, 2000, are not necessarily indicative of the results to be expected for the entire fiscal year ending December 31, 2000.

NOTE  2  -  EARNINGS  (LOSS)  PER  SHARE
----------------------------------------

The  following  represents  the  calculation  of  earnings  (loss)  per  share:

BASIC     &  FULLY  DILUTED*
                                  Eleven               Eleven
                                  Months  Ended        Months  Ended
                                  November  30,  2000  November  30,  1999

Net  Income  (Loss)               $     (133,350)      $     55,233

Less-  preferred  stock  dividends           --                 --
                                  -------------------- ---------------------
Net  Loss                         $     (133,350)      $     55,233

Weighted  average  number
Of  common  shares                     8,291,333           8,000,000
                                  --------------------- --------------------
Basic  &  Fully  Diluted*
loss  per  share                  $     (.02)          $     .01
                                  ===================== ====================

*  The  Company  had  no  common  stock equivalents during the periods presented


NOTE  3  -  INCOME  TAXES
-------------------------

     The $12,700 recoverable income taxes on the balance sheet as of November 30, 2000 resulted from recoverable federal and state income taxes from the operating loss incurred by the Company during the first eleven months of 2000. Subsequent to this registration, the Company has elected to carry back the full amount of this loss and has made the appropriate amendments to its federal and state tax returns. These requests for tax refunds have been processed and we anticipate that the refunds should be received by June of 2001.

The recoverable tax amount consisted of approximately $8,900 in federal income taxes and $2,800 in state income taxes.

NOTE  4  -  CONSULTING  FEES
----------------------------

     During the eleven months ended November 30, 2000 the Company issued 512,500 shares of its common stock to Greentree Financial Services 'Greentree' and 75,000 shares of its common stock to Brenda Hamilton, Esq. for consulting and legal services relating to the registration of its common stock and listing the Company on the Over-the-Counter Bulletin Board. Greentree will provide assistance with preparation of the SB-2 registration statement, submitting applications with Standard and Poors for 'blue-sky' of the offering, selection of independent stock transfer agent and EDGAR services. Greentree will also work closely with other professionals such as legal counsel, during the process to provide information and facilitate the process. Brenda Hamilton, Esq. will provide legal services and counsel relating to the Company's registration statement.

The issued shares were valued at par value and the Company believes all material services have been performed. As such, all expenses relating to this registration have been recorded in the financial statements as of and for the period ended November 30 2000. There are no amounts due Greentree or Brenda Hamilton as of November 30, 2000.

NOTE  5  -  MANAGEMENT  FEES
----------------------------

     Management Fees of approximately $102,000 were paid to ABC Realty, Inc., a related party majority owned by our President, Mr. Duane Bennett, during the eleven months ended November 30, 2000. The fees were paid for management of the renovations of the 2,200 square foot home and general administration of the Company. Management believes the transaction was at arms length and approximated fair value for these types of services. The services were completed during the eleven months ended November 30, 2000 and the Company does not have any further obligation to Mr. Bennett.




                          AUDITED FINANCIAL STATEMENTS
                         GREAT LAND DEVELOPMENT CO., INC
                                December 31, 1999


                                    CONTENTS
                                    ========

INDEPENDENT  AUDITORS'  REPORT

BALANCE  SHEET
     ASSETS,  LIABILITIES  AND  STOCKHOLDER'S  EQUITY

STATEMENTS  OF  INCOME

STATEMENT  OF  STOCKHOLDER'S  EQUITY

STATEMENTS  OF  CASH  FLOWS

NOTES  TO  FINANCIAL
     STATEMENTS







PERRELLA  &  ASSOCIATES,  P.A.
==============================
Certified  Public  Accountants




To  the  Board  of  Directors
Great  Land  Development  Co.,  Inc.
10712  Old  Wayside  Street
Charlotte,  North  Carolina

We have audited the accompanying balance sheet of Great Land Development Co, Inc. as of December 31, 1999 and the related statements of income, stockholder's equity, and cash flows for the years ended December 31, 1999 and 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Great Land Development Co, Inc. as of December 31, 1999, and the results of its operations and its cash flows for the years ended December 31, 1999 and 1998 in conformity with generally accepted accounting principles.




August  3,  2000
Ft.  Lauderdale,  Florida








                        GREAT LAND DEVELOPMENT CO., INC.
                                  BALANCE SHEET
                               AT DECEMBER 31, 1999


                                     ASSETS
                                     ------




CURRENT ASSETS
-----------------------------------------------------------------
  Cash and Cash Equivalents . . . . . . . . . . . . . . . . . . .  $  4,795
  Inventories - Note A. . . . . . . . . . . . . . . . . . . . . .   216,488
    TOTAL CURRENT ASSETS. . . . . . . . . . . . . . . . . . . . .   221,283

PROPERTY AND EQUIPMENT
-----------------------------------------------------------------
  Furniture & Office Equipment. . . . . . . . . . . . . . . . . .     6,800
  Accumulated Depreciation. . . . . . . . . . . . . . . . . . . .    (2,720)
     Net Property and Equipment . . . . . . . . . . . . . . . . .     4,080
                                                                   ---------

    TOTAL ASSETS. . . . . . . . . . . . . . . . . . . . . . . . .  $225,363


LIABILITIES AND STOCKHOLDER'S EQUITY
-----------------------------------------------------------------

CURRENT LIABILITIES
-----------------------------------------------------------------
  Income Taxes Payable - Note A . . . . . . . . . . . . . . . . .  $ 15,544
  Loans From Stockholder - Note D . . . . . . . . . . . . . . . .   127,976
    TOTAL CURRENT LIABILITIES . . . . . . . . . . . . . . . . . .   143,520

STOCKHOLDER'S EQUITY
-----------------------------------------------------------------
  Common Stock ($.001 par value, 50,000,000 shares authorized:
   8,000,000 issued and outstanding). . . . . . . . . . . . . . .     8,000
  Preferred Stock ($.001 par value, 5,000,000 shares authorized:
   none issued and outstanding) . . . . . . . . . . . . . . . . .       -0-
  Additional Paid-in-Capital. . . . . . . . . . . . . . . . . . .    27,042
  Retained Earnings . . . . . . . . . . . . . . . . . . . . . . .    46,801
    TOTAL STOCKHOLDER'S EQUITY. . . . . . . . . . . . . . . . . .    81,843

    TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY. . . . . . . . . .  $225,363






         See notes to audited financial statements and auditors' report



                            GREAT LAND DEVELOPMENT CO., INC.
                                  STATEMENTS OF INCOME
                     FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998


                                                                   1999         1998

REVENUE AND COST OF SALES:
--------------------------------------------------------------
  Contract Sales . . . . . . . . . . . . . . . . . . . . . . .  $      -0-   $  999,500
  Consulting Services. . . . . . . . . . . . . . . . . . . . .     126,933          -0-
  Cost of Sales. . . . . . . . . . . . . . . . . . . . . . . .      (2,210)    (849,583)
    Gross Profit . . . . . . . . . . . . . . . . . . . . . . .     124,723      149,917
                                                                -----------  -----------

OPERATING EXPENSES:
--------------------------------------------------------------
  Depreciation . . . . . . . . . . . . . . . . . . . . . . . .         680          680
  Land Evaluation. . . . . . . . . . . . . . . . . . . . . . .      33,242       93,339
  Office Expenses. . . . . . . . . . . . . . . . . . . . . . .      10,292        8,169
  Professional Fees. . . . . . . . . . . . . . . . . . . . . .       3,319        9,629
  Taxes & Licenses . . . . . . . . . . . . . . . . . . . . . .         -0-          527
  Telephone. . . . . . . . . . . . . . . . . . . . . . . . . .       2,627        4,073
  Travel & Automobile Expenses . . . . . . . . . . . . . . . .       8,580       14,760
    TOTAL EXPENSES . . . . . . . . . . . . . . . . . . . . . .      58,740      131,177
      OPERATING INCOME . . . . . . . . . . . . . . . . . . . .      65,983       18,740

  OTHER INCOME (EXPENSE):
--------------------------------------------------------------
  Interest Expense . . . . . . . . . . . . . . . . . . . . . .      (8,310)     (11,218)
    TOTAL OTHER INCOME (EXPENSE) . . . . . . . . . . . . . . .      (8,310)     (11,218)
                                                                -----------  -----------

      INCOME BEFORE TAXES. . . . . . . . . . . . . . . . . . .      57,673        7,522

      INCOME TAXES - NOTE A. . . . . . . . . . . . . . . . . .     (15,544)      (2,850)

      NET INCOME . . . . . . . . . . . . . . . . . . . . . . .  $   42,129   $    4,672

  Net Income Per Common Share
  Basic & Fully Diluted. . . . . . . . . . . . . . . . . . . .  $     0.01   $       **

  Weighted Average Common
  Shares Outstanding*. . . . . . . . . . . . . . . . . . . . .   8,000,000    8,000,000

  *Includes retroactive 80,000 for 1 forward stock split done during the year 2000.
  **Less than $.01


         See notes to audited financial statements and auditors' report



                            GREAT LAND DEVELOPMENT CO., INC.
                            STATEMENT OF STOCKHOLDER'S EQUITY
                     FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998


                                              Common    Common    Additional
                                              Shares     Stock      Paid-in    Retained
                                              ('000)   $.001 Par    Capital    Earnings


Balances, January 1, 1998* . . . . . . . . .   8,000   $   8,000  $    12,000  $     -0-

Waiver of stockholder loan interest. . . . .     -0-         -0-        6,732        -0-

Net income for year. . . . . . . . . . . . .     -0-         -0-          -0-      4,672

Balances, December 31, 1998. . . . . . . . .   8,000       8,000       18,732      4,672

Waiver of stockholder loan interest. . . . .     -0-         -0-        8,310        -0-

Net income for year. . . . . . . . . . . . .     -0-         -0-          -0-     42,129

Balances, December 31, 1999. . . . . . . . .   8,000   $   8,000  $    27,042  $  46,801

*Reflects retroactive adjustment for change in capital structure subsequent to
December 31, 1999 (See Note E)





         See notes to audited financial statements and auditors' report















                        GREAT LAND DEVELOPMENT CO., INC.
                            STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998


                                                       1999        1998


CASH FLOWS FROM OPERATING ACTIVITIES:
---------------------------------------------------
  Net income. . . . . . . . . . . . . . . . . . . .  $ 42,129   $   4,672
  Adjustments to reconcile net income to net
  Cash provided by operating activities:
    Depreciation. . . . . . . . . . . . . . . . . .       680         680
    Interest waived on stockholder loan . . . . . .     8,310       6,732
    (Increase) decrease in operating assets:
      Inventories . . . . . . . . . . . . . . . . .       -0-    (216,488)
    Increase (decrease) in operating liabilities:
      Income taxes payable - Note A . . . . . . . .    12,694        (300)

      NET CASH PROVIDED BY (USED IN)
      OPERATING ACTIVITIES. . . . . . . . . . . . .    63,813    (204,704)

CASH FLOWS FROM FINANCING ACTIVITIES:
---------------------------------------------------
  Proceeds from and additions to stockholder loans.       -0-     198,181
  Repayments of stockholder loans . . . . . . . . .   (63,473)        -0-

      NET CASH PROVIDED BY (USED IN)
      FINANCING ACTIVITIES. . . . . . . . . . . . .   (63,473)    198,181

      NET INCREASE (DECREASE) IN
      CASH AND CASH EQUIVALENTS . . . . . . . . . .       340      (6,523)

CASH AND CASH EQUIVALENTS:
---------------------------------------------------
      Beginning of year . . . . . . . . . . . . . .     4,455      10,978

      End of year . . . . . . . . . . . . . . . . .  $  4,795   $   4,455




         See notes to audited financial statements and auditors' report






                        GREAT LAND DEVELOPMENT CO., INC.
                          NOTES TO FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998
                 ==============================================

NOTE  A  -  SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES
----------------------------------------------------------

The following items comprise the significant accounting policies of the Company. These policies reflect industry practices and conform to generally accepted accounting principles.

Business Activity - Great Land Development Co., Inc. (the Company) was organized
-----------------
under  the  laws  of  the  State  of  North  Carolina  on  July  20,  1996.

The Company provides land development and consulting services primarily to construction contractors and investors in and around the Charlotte, North Carolina area. The Company's contracts are performed primarily under fixed price contracts. The contracts vary in completion time from six months to twenty-four months.

Basis  of  Presentation  -  The financial statements included herein include the
-----------------------
accounts of Great Land Development Co, Inc. prepared under the accrual basis of accounting.

Cash  and  Cash  Equivalents  - For purposes of the Statement of Cash Flows, the
----------------------------
Company considers liquid investments with an original maturity of three months or less to be cash equivalents.

Management's  Use  of  Estimates  -  The  preparation of financial statements in
--------------------------------
conformity with generally accepted accounting principles requires management to make estimates and assumptions that effect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue  Recognition-  Revenue  is  recognized  when  land  parcels  are  sold.
--------------------
Consulting and engineering related service revenue is recorded when earned, provided collection of the related receivable is reasonably likely. The Company performs ongoing credit evaluations of its customers.

Inventories-  Inventories  consist  of  land parcels purchased and developed for
-----------
resale.  Cost  is determined by using the lower of average cost or market value.







                        GREAT LAND DEVELOPMENT CO., INC.
                          NOTES TO FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998
                 ==============================================

NOTE  A  -  SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES  (CONT.)
-------------------------------------------------------------------

Comprehensive Income (Loss) - The Company adopted Financial Accounting Standards
---------------------------
Board Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income", which establishes standards for the reporting and display of comprehensive income and its components in the financial statements. There were no items of comprehensive income (loss) applicable to the Company during the period covered in the financial statements.

Advertising Costs - Advertising costs are expensed as incurred. The Company does
-----------------
not incur any direct-response advertising costs or any other material advertising for the years ended December 31, 1999 and 1998.

Income  Taxes  -  Income  taxes  are  provided  in  accordance with Statement of
-------------
Financial Accounting Standards No. 109 (SFAS No. 109), "Accounting for Income Taxes." A deferred tax asset or liability is recorded for all temporary differences between financial and tax reporting and net operating loss-carry forwards.

Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that, some portion or all of the deferred tax asset will not be realized. Deferred tax assets and liabilities are adjusted for the effect of changes in tax laws and rates on the date of enactment.

Income tax expense for the years ended December 31, 1999 and 1998 was $15,544 and $2,850, respectively.

NOTE  B  -  RECENT  ACCOUNTING  PRONOUNCEMENTS
----------------------------------------------

In June of 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities, which the Company has adopted. The Statement, deferred by SFAS No, 134, is effective for fiscal years beginning after June 15, 2000, and establishes standards for accounting and reporting for derivative instruments and hedging activities. Statement of Financial Accounting Standards No.133 does not have an impact on its financial statements because the Company does not currently hold any derivative instruments.




                        GREAT LAND DEVELOPMENT CO., INC.
                          NOTES TO FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998
                 ==============================================

NOTE  B  -  RECENT  ACCOUNTING  PRONOUNCEMENTS  (CONT.)
-------------------------------------------------------

In March, 1998, the American Institute of Certified Public Accountants (AICPA) issued Statement of Position (SOP) No. 98-1 "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use", which establishes guidelines for the accounting for the costs of all computer software developed or obtained for internal use. The Company adopted this SOP but the adoption of the SOP does not have a material impact on the Company's financial statements.

In April 1998, the AICPA issued SOP 98-5, "Reporting on the Costs of Start-Up Activities". The SOP is effective for fiscal years beginning after December 15, 1998. The SOP requires costs of start-up activities and organization costs to be expensed as incurred. The Company has adopted SOP 98-5, however, the adoption of SOP 98-5 does not have a material impact on the Company's financial statements.

The FASB has issued SFAS No. 134, "Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise," an amendment of FASB Statement No. 65, which the Company has not been required to adopt as of March 31, 2000. Statement No. 65, as amended by FASB Statements No. 115, "Accounting for Certain Investments in Debt and Equity Securities", and No. 125, "Accounting for Transfer and Servicing of Financial Assets and Extinguishments of Liabilities", require that after the securitization of a mortgage loan held for sale, an entity engaged in mortgage banking activities classify the resulting mortgage-backed security as a trading security. This statement further amends Statement No. 65 to require that after the securitization of mortgage banking activities classify the resulting mortgage-backed securities or other retained interests based on its ability and intent to sell or hold those investments. This Statement is effective for fiscal years after December 15, 1998 and does not have a material impact on the Company.












                        GREAT LAND DEVELOPMENT CO., INC.
                          NOTES TO FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998
                 ==============================================

NOTE  C  -  SUPPLEMENTAL  CASH  FLOW  INFORMATION
-------------------------------------------------

Supplemental disclosures of cash flow information for years ended December 31, 1999 and 1998 are summarized as follows:

Cash  paid  during  the  years  for  interest  and  income  taxes:

                                        1999              1998
                                        ----              ----
     Income  Taxes                    $  2,850          $    300
     Interest                         $    -0-          $  4,486


NOTE  D  -  STOCKHOLDER  LOANS  PAYABLE
---------------------------------------

Loans payable to stockholder at December 31, 1999 consist of an unsecured note payable to the Company's president and sole stockholder. The note bears interest at a rate of 6% and is due on demand. Accrued interest charges through December 31, 1999 have been waived and forgiven by the president and sole stockholder and have been included in additional paid-in-capital.

NOTE  E  -  SUBSEQUENT  EVENTS
------------------------------

Subsequent to December 31, 1999, the Company's Board of Directors amended its articles of incorporation to increase the amount of authorized common stock to 100,000,000, change its common stock par value to $.001 per share, and enact a 80,000 for 1 forward stock split on the common stock. In addition, the Board of Directors authorized 5,000,000 shares of preferred stock to be issued. These changes have been retroactively presented in the accompanying financial statements.

Subsequent to year-end, the Company commenced a plan of operation to register its common stock with Securities and Exchange Commission and apply with the appropriate regulatory agencies for listing on the Over-the-Counter Bulletin Board. In connection with this plan, the Company issued 587,500 shares of its post-split common stock for various consulting services.

Also subsequent to year-end, the Company entered into an agreement with ABC Realty, Inc., a Company majority owned by the Company's President to provide management services for the Company for the Year 2000. The Company plans to pay ABC Realty, Inc. approximately $102,000 during the year for these services.


                        GREAT LAND DEVELOPMENT CO., INC.
                          NOTES TO FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998
                 ==============================================

NOTE  F  -  EARNINGS  PER  SHARE  (EPS)
---------------------------------------

Statement of Financial Accounting Standard (SFAS) No.128 requires dual presentation of basic and diluted EPS with a reconciliation of the numerator and denominator of the EPS computations. Basic earnings per share amounts are based on the weighted average shares of common stock outstanding. If applicable, diluted earnings per share would assume the conversion, exercise, or issuance of all potential common stock instruments such as options, warrants and convertible securities, unless the effect is to reduce a loss or increase earnings per share. Accordingly, this presentation has been adopted for the years presented. There were no adjustments required to net income for the years presented in the computation of diluted earnings per share. The earnings per share presented retroactively include the 80,000 for 1 forward stock split that was made subsequent to year-end. The basic and diluted weighted average shares outstanding for the period for the years ended December 31, 1999 and 1998 are as follows:

                                                          1999          1998
                                                          ----          ----

Weighted  average  outstanding  common  shares  used
   for  basic  and  diluted EPS                         8,000,000      8,000,000
                                                        =========      =========











ITEM 23. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

     The accounting firm of Perrella & Associates, P.A., Certified Public Accountants audited our financial statements. Since inception, we have had no changes in or disagreements with our accountants.

                      DEALER PROSPECTUS DELIVERY OBLIGATION

     Until ninety days after the effectiveness of the registration statement of which this prospectus is a part, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.
5
5

PART  II   INFORMATION  NOT  REQUIRED  TO  BE  INCLUDED  IN  PROSPECTUS

ITEM  24.     INDEMNIFICATION  OF  DIRECTORS  AND  OFFICERS

     Our bylaws provide for indemnification of each person (including the heirs, executors, administrators, or estate of such person) who is or was director and officer of the corporation to the fullest extent permitted or authorized by current or future legislation or judicial or administrative decision against all fines, liabilities, costs and expenses, including attorneys' fees, arising out of his or her status as a director, officer, agent, employee or representative. The foregoing right of indemnification shall not be exclusive of other rights to which those seeking an indemnification may be entitled. The corporation may maintain insurance, at its expense, to protect itself and all officers and directors against fines, liabilities, costs, and expenses, whether or not the corporation would have the legal power to indemnify them directly against such liability.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling an issuer pursuant to the foregoing provisions, the opinion of the Commission is that such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

ITEM  25.     OTHER  EXPENSES  OF  ISSUANCE  AND  DISTRIBUTION

     The following table is an itemization of all expenses, without consideration to future contingencies, incurred or expected to be incurred by our Corporation in connection with the issuance and distribution of the securities being offered by this prospectus. Items marked with an asterisk (*) represent estimated expenses. We have agreed to pay all the costs and expenses of this offering. Selling security holders will pay no offering expenses.

ITEM                              EXPENSE
SEC  Registration  Fee                   $  0
Legal  Fees  and  Expenses               $  15,500
Accounting  Fees  and  Expenses          $  20,975
Miscellaneous*                           $  3,525
     =============================================
Total*                                   $  40,000

*  Estimated  Figure

ITEM  26.     RECENT  SALES  OF  UNREGISTERED  SECURITIES

     On July 20, 1996 we issued a total of 100 shares of our common stock valued at $200 per share for an aggregate of $20,000, to our president, Duane Bennett in return for his capital contribution to us.
     On June 30, 2000, we forward split our common stock at a ratio of 80,000 shares for 1 share.

     On October 15, 2000, we issued 512,500 shares of our common stock at $0.001 per share or an aggregate of $513 for consulting services to Greentree Financial Services Corp.

     On October 15, 2000, we issued 75,000 shares of our common stock at $0.001 per share or an aggregate of $75 to Brenda Lee Hamilton for legal services.

     From September to November 2000, we sold 194,500 shares of our common stock at a price of $0.50 per share to 42 accredited investors and raised total proceeds from the stock sales of $97,250.

On November 5, 2000 we sold 50,000 shares of our common stock at $0.40 per share to Cecil Medlin, one accredited person, and raised proceeds of $20,000.

     The above issuances were made pursuant to Section 4(2) of the Securities Act of 1933. We believed that Section 4(2) was available because all sales were made without general solicitation and advertising and made only to accredited investors.

ITEM  27.     EXHIBITS



Exhibit Number  Exhibit Description
                ------------------------------------------------------------------------------------------------------
                Articles of Incorporation
3.1. . . . . .  Amendments **
--------------  ------------------------------------------------------------------------------------------------------
3.2. . . . . .  Amendment to Articles of Incorporation **
--------------  ------------------------------------------------------------------------------------------------------
3.3. . . . . .  Bylaws **
--------------  ------------------------------------------------------------------------------------------------------
5. . . . . . .  Legal Opinion
--------------  ------------------------------------------------------------------------------------------------------
10.1 . . . . .  Consulting Agreement Request between GREAT LAND DEVELOPMENT CO. and GreenTree Financial Services Corp.
--------------  ------------------------------------------------------------------------------------------------------
23 . . . . . .  Consents of Experts
--------------  ------------------------------------------------------------------------------------------------------
27 . . . . . .  Financial Data Schedule **
--------------  ------------------------------------------------------------------------------------------------------



**Indicates  previously  filed

ITEM  28.     UNDERTAKINGS

The  undersigned  Registrant  hereby  undertakes:

1. To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:
a. Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
b.     Reflect  in  the  prospectus  any  facts or events which, individually or
together,     represent  a  fundamental  change  in  the  information  in  the registration  statement;
c. Include any additional or changed material information on the plan of distribution.

2. That, for determining liability under the Securities Act of 1933, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

3. To file a post-effective amendment to remove from registration any of the securities that
Remain  unsold  at  the  end  of  the  offering.

4. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

5. In the event that a claim for indemnification against such liabilities, other than the payment by the Registrant of expenses incurred and paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered hereby, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.


6
6

                                   SIGNATURES
                                   ----------

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements of filing of Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Charlotte, State of North Carolina on February 26, 2001.

                              Xenicent,  Inc.  (Formerly Great Land Development,
Inc.)
                              __________________________________________
                              By:     Duane  Bennett
                              Title:  President


In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the date stated.


                              _________________________________________
                              By:     Duane  Bennett
                              Title:  President/Chief  Executive  Officer/
                                      Chief  Financial  Officer
                              Date:   February  26,  2001

                              _________________________________________
                              By:     Sharon  Bennett
                              Title:  Director
                              Date:   February  26,  2001